UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-111.

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

April 26, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time. The Annual Meeting will be held over the Internet in a virtual meeting format, via live webcast at www.virtualshareholdermeeting.com/PTCT2023. There will not be a physical meeting location for the Annual Meeting and stockholders will not be able to attend the Annual Meeting in person.

The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.

You may submit your proxy by Internet, by telephone or by requesting, prior to May 23, 2023, a printed or emailed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the Annual Meeting but later decide to virtually attend the Annual Meeting, you may still vote at the Annual Meeting.

On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.

As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend.

Sincerely,

Matthew B. Klein, M.D., M.S., F.A.C.S.
Chief Executive Officer

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 6, 2023

To the Stockholders of PTC Therapeutics, Inc.:

The attached proxy statement contains information about the 2023 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. The Annual Meeting will be held on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time, over the Internet in a virtual format, via live webcast at www.virtualshareholdermeeting.com/PTCT2023. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	To elect the four Class I director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2026, or until his or her successor has been duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	To hold an advisory vote to approve named executive officer compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 26, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the Notice, to stockholders of record at the close of business on April 13, 2023, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request, prior to May 23, 2023, to receive a printed or emailed set of our proxy materials.

We encourage you to vote in one of the following ways:

●	Virtually at the Annual Meeting, by accessing the annual meeting webcast at www.virtualshareholdermeeting.com/PTCT2023 (have the Notice or proxy card in hand when you access the website);
●	Vote over the Internet prior to the Annual Meeting, by going to www.proxyvote.com (have the Notice or proxy card in hand when you access the website);
●	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have the Notice or proxy card in hand when you call); or
●	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you may receive additional instructions from your broker or other nominee on how to vote your shares.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Timothy Dyer
Secretary
April 26, 2023

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 6, 2023

These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2023 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/PTCT2023, or the Annual Meeting Website, and at any adjournment or postponement thereof. The Annual Meeting will be conducted over the Internet in a virtual format. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect.

The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 26, 2023 in conjunction with the delivery of our 2022 Annual Report to Stockholders.

In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Whether or not you expect to virtually attend the Annual Meeting, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting, prior to May 23, 2023, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting via the Annual Meeting Website at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials

for the 2023 Annual Meeting of Stockholders on June 6, 2023

This proxy statement and the 2022 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held via live webcast at the Annual Meeting Website on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2022 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 26, 2023. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Why is the Annual Meeting a virtual, online meeting?	A.

We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct, which will be made available during the virtual meeting at www.virtualshareholdermeeting.com/PTCT2023. We have designed the Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the Annual Meeting Website.

Q.	How do I virtually attend the Annual Meeting?	A.

We will host the Annual Meeting live online. The webcast of the Annual Meeting will start at 9:00 a.m. Eastern Time, on June 6, 2023. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the Annual Meeting, you will need to log-in at www.virtualshareholdermeeting.com/PTCT2023 using your control number found on the Notice (or your proxy card or voting instruction card).

Q.	Who can vote at the Annual Meeting?	A.

Our Board has fixed April 13, 2023 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (via the webcast or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 74,026,696 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.

If (i) you are a stockholder of record, meaning that your shares are registered directly in your name or (ii) your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares and you may vote:

(1)

Over the Internet prior to the Annual Meeting: Go to www.proxyvote.com. Use the vote control number printed on the Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 5, 2023, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)

By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 5, 2023, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)

By Mail: If you received a printed or emailed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 5, 2023, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)

Virtually at the Meeting: To virtually attend the Annual Meeting, you must access the Annual Meeting Website. To vote at the Annual Meeting via the Annual Meeting Website, use the vote control number printed on the Notice (or your proxy card or voting instruction card) to vote your shares. If you submit your proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” you may receive additional instructions from your broker or other nominee on how to vote your shares.

Q.	Can I change or revoke my vote?	A.	You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 5, 2023.

			(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 5, 2023, will be counted.

(3)

Virtually attend the Annual Meeting via the Annual Meeting Website and use the vote control number printed on the Notice (or your proxy card or voting instruction card) to vote your shares. Your vote at the Annual Meeting will be the vote that is counted. Virtually attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you vote at the Annual Meeting.

Q.	Will my shares be voted if I do not return my proxy?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, or by returning your proxy prior to the Annual Meeting or virtually at the Annual Meeting via the Annual Meeting Website.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Stock exchange rules permit brokers to vote their customers’ unvoted shares on certain matters. Stock exchange rules, however, prohibit brokers from voting such shares in the case of election of directors, executive compensation and certain other matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on certain matters, either vote your shares or leave your shares unvoted.

Of the matters to be voted on at the Annual Meeting, we expect the only proposal on which brokers will have discretionary voting authority is the ratification of the appointment of our independent registered public accounting firm (Proposal 2).

Broker non-votes are shares that are held in street name by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted virtually at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.

The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be virtually present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet, by telephone, or by completing and submitting a proxy prior to the Annual Meeting or that are virtually represented at the Annual Meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1—Election of Four Class I Directors

The four director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Shares held in street name by a broker or other nominee who indicate on their proxies that they do not have authority to vote shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any broker or other nominee and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 1.

With respect to Proposal 1, you may:

•   vote FOR all director nominees;

•   vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or

•   WITHHOLD your vote from all director nominees

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held in street name by a broker or other nominee and you do not vote your shares, we expect that your broker or other nominee will have the authority to vote your unvoted shares on Proposal 2. If you vote to ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST Proposal 2 and will also not be counted as votes cast or shares voting on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 3 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Shares held in street name by a broker or other nominee who indicate on their proxies that they do not have the authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST Proposal 3 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST Proposal 3 and will also not be counted as votes cast or shares voting on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.

We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend and ask questions at the Annual Meeting?	A.

All stockholders of record on our books at the close of business on April 13, 2023, the record date for the Annual Meeting, may attend the meeting. Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform during the Annual Meeting Website, typing your question into the “Ask a Question” field, and clicking “Submit.” We will answer questions on any matters related to the proposals to be voted on by the stockholders at the Annual Meeting before voting is closed. We do not intend to address any questions that are not in compliance with the Rules of Conduct and Procedures for the Annual Meeting, which will be made available on the Annual Meeting Website, including questions that are, among other things, irrelevant to the Company’s business, relate to material non-public information or relate to personal grievances.

Q.	What if I experience technical difficulties at the Annual Meeting?	A.

If you encounter any difficulties accessing the Annual Meeting during the check-in beginning at 8:45 a.m. Eastern Time or meeting time beginning at 9:00 a.m. Eastern Time and require assistance, technical support phone numbers will be provided on the Annual Meeting Website landing page. Technical support will be available beginning at 8:45 a.m. Eastern Time on June 6, 2023 through the conclusion of the Annual Meeting.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Responsibility

As we seek to maximize value for our stockholders, patients and other stakeholders, we do so with a concerted and constant effort to embody the PTC Expectations within our culture and every aspect of our business.

As part of the PTC Expectations, we have focused on the need to be responsible corporate citizens, including in the following areas:

●	Patient Needs – We care for our patients’ safety and well-being and seek to make decisions based on our patients’ needs. Our ongoing interactions with patient advocacy groups and support programs for individual patients helps us to understand how we can continue to better serve our patients.
●	Equality, Diversity and Inclusion – We are committed to hiring, developing and supporting a diverse and inclusive workplace, and continue to focus on extending our equality, diversity and inclusion, or ED&I, initiatives across our workforce. Our ED&I program seeks to enable all employees to feel a sense of purpose and belonging through their connections with our internal communities. This program is guided by a steering committee comprised of senior leaders, volunteer ED&I ambassadors and representatives from our seven Employee Resource Groups, or ERGs, each of which associates with a different underrepresented community. Our ERGs meet monthly and serve to offer a safe place for our employees to have conversations about social issues, celebrate cultural observances and to grow as individuals. We believe that our ERGs and our ED&I program help our employees to better understand and celebrate each other, resulting in a more cohesive work environment.
●	Employee Development – We believe that investing in our employees’ professional development is important to our success and enriches our employee’s work experience. Our employees complete talent assessments and attend related training sessions to help them identify their core strengths and learn how to use these strengths to become more engaged and productive at work as well as to lead an overall more satisfied and healthier lifestyle. We offer employees a number of additional resources and tools to help in their personal and professional development, including career coaching, targeted leadership development for identified current and emerging leaders, internal and external development programs, professional assessment tools, a paid subscription to a digital on-demand career and management learning solutions platform and a wellness website through which employees may access information regarding scheduled healthy lifestyle activities, articles and other beneficial resources. Our executive team routinely reviews employee turnover throughout the organization to monitor employee satisfaction.
●	Community Engagement – We believe that being involved in and giving back to our communities is vital to being a responsible corporate citizen. In particular, we seek to provide greater access for economically disadvantaged students to science, technology, engineering and math programs and opportunities.

Our Board works with our management team to ensure that our culture is conducive to a productive and healthy work setting and that the Company approaches corporate governance, environmental and social issues in a way that is consistent with our culture. Furthermore, we have historically provided equity awards to all of our employees upon commencement of employment and annually in our continuing effort to foster a culture in which every employee is responsible for our successes and is rewarded for our achievements.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

The principal responsibility of the directors under the Corporate Governance Guidelines, which provides a framework for the conduct of our Board’s business, is to oversee our management and, in so doing, serve the best interests of the Company and its stockholders. This responsibility includes:

●	reviewing and approving fundamental operating, financial and other corporate plans, strategies and objectives;

●	evaluating the performance of the Company and its senior executives and taking appropriate action, including removal, when warranted;
●	evaluating the Company’s compensation programs on a regular basis and determining the compensation of its senior executives;
●	reviewing and approving senior executive succession plans;
●	evaluating whether corporate resources are used only for appropriate business purposes;
●	establishing a corporate environment that promotes timely and effective disclosure (including robust and appropriate controls, procedures and incentives), fiscal accountability, high ethical standards and compliance with all applicable laws and regulations;
●	reviewing the Company’s policies and practices with respect to risk assessment and risk management;
●	reviewing and approving material transactions and commitments not entered into in the ordinary course of business;
●	reviewing and assessing the effectiveness of the Company’s corporate responsibility program and policies and monitoring the risks related to such programs and policies;
●	developing a corporate governance structure that allows and encourages the Board to fulfill its responsibilities;
●	providing advice and assistance to the Company’s senior executives; and
●	evaluating the overall effectiveness of the Board and its committees.

Additional principles within the Corporate Governance Guidelines provide that:

●	a majority of the members of our Board shall be independent directors;
●	the independent directors meet regularly in executive session;
●	directors have full and free access to management and, as necessary and appropriate, independent advisors;
●	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and
●	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Director Independence

Our Board has determined that all of our directors and director nominees, other than Dr. Klein, our Chief Executive Officer, are independent as defined under applicable Nasdaq rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.

Director Nominations

Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Furthermore, the renomination of existing directors is not viewed as automatic, but is based on the continued qualification under the criteria set forth above as well as the existing directors’ participation in continuing director education and the directors’ performance and attendance on the Board and any committee. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience and no potential nominees may be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. Furthermore, in accordance with our Corporate Governance Guidelines, our Board is committed to actively seeking out highly qualified women, people of color, and other historically underrepresented minorities to include in the pool from which director nominees are chosen. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders. In order to achieve the appropriate mix, our Board recognizes the importance of balancing longer tenured directors, who are able to develop detailed knowledge of our business over time, with new directors, who may bring new perspectives and ideas to the Board. The following table sets forth the self-reported gender and demographic background diversity of our current Board members and director nominee.

Board Diversity Matrix (As of April 26, 2023)
Name	Male	Female

Total Number of Directors and Director Nominees	11
Part I: Gender Identity
Directors and Director Nominees	7	4
Part II: Demographic Background
African American or Black	0	1
Alaskan Native or Native American	0	1
White	7	2
Member of LGBTQ+ Community	1	0

The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she is qualified to serve on our Board.

Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."

Board Meeting and Annual Meeting Attendance

Our Board held 6 meetings during 2022.

During 2022, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. All of our directors attended our 2022 annual meeting of stockholders.

Board Leadership Structure

The positions of Chair of the Board and Chief Executive Officer are currently separate. Mr. Schmertzler serves as our Chair of the Board and Dr. Klein serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate at present because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees

Our Board has established four standing committees: our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee and our Development Committee. Each of these committees operates under a charter that has been approved by our Board. The charters for our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

Our Board has determined that all of the members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent as defined under applicable Nasdaq rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

The members of our Audit Committee are Ms. Reeve, Ms. Smith, Mr. Southwell and Ms. Young. Ms. Reeve chairs our Audit Committee. Our Audit Committee held eight meetings in 2022.

Our Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	overseeing our internal audit function;
●	overseeing our risk assessment and risk management policies, including with regard to cybersecurity;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

Our Board has determined that Ms. Reeve, Mr. Southwell and Ms. Young are "audit committee financial experts" as defined in applicable SEC rules.

Compensation Committee

The members of our Compensation Committee are Ms. Smith, Messrs. Schmertzler and Southwell and Dr. Steele. Mr. Schmertzler chairs our Compensation Committee. Our Compensation Committee held nine meetings in 2022.

Our Compensation Committee’s responsibilities include:

●	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing an evaluation of our senior executives;

●	overseeing and administering our cash and equity incentive plans; and
●	reviewing and making recommendations to our Board with respect to director compensation.

Compensation Processes and Procedures

Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Compensation Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, our Chief Financial Officer, our SVP, Chief Accounting Officer & Head of People Services and our Executive Vice President & Chief Legal Officer generally attend Compensation Committee meetings upon the invitation of the Compensation Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.

On an annual basis, our Chief Executive Officer meets with the executive officers to discuss the Company’s accomplishments as well as the individual officer’s performance and contributions over the year. Based on these discussions and input from others within the Company, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive officer as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company’s achievements and our performance against corporate goals during the fiscal year.

The Compensation Committee is presented with this information and the Chief Executive Officer’s recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer’s recommendations, information concerning the Company’s performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.

Our Chief Executive Officer’s performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.

For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 39.

Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make equity award grants to employees of the Company or any of its present or future subsidiaries, other than to himself, any other named executive officer, or any employee who is a voting member of the executive committee of the Company or above the level of Executive Vice President or its equivalent, without necessity for any further action by the Board, Compensation Committee or any other committee of the Board. Any such awards must be reported to our Compensation Committee at its next meeting. During 2022, our Chief Executive Officer made equity award grants with respect to 3,000 shares of our common stock pursuant to this delegated authority.

Role of Independent Compensation Consultants

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2022, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies against which to conduct compensation benchmarking, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2022.

Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2022 and 2023, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the request of the Compensation Committee in 2022.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Schmertzler, Ms. Okey and Dr. Zeldis. Mr. Schmertzler chairs our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings in 2022.

Our Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board;
●	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
●	reviewing and making recommendations to our Board with respect to our board leadership structure;
●	reviewing and making recommendations to our Board with respect to management succession planning;
●	developing and recommending to our Board corporate governance principles;
●	overseeing a periodic evaluation of our Board; and
●	overseeing our corporate responsibility program and policies and related risk management

Development Committee

The members of our Development Committee are Dr. Jacobson, Dr. Klein, Mr. Schmertzler, Dr. Steele and Dr. Zeldis. Dr. Jacobson chairs our Development Committee. Our Development Committee was formed in 2022 and held one meeting in 2022.

Our Development Committee’s responsibilities include:

●	discussing Phase 2 and Phase 3 clinical trial protocols and regulatory strategy with our Chief Operating Officer (or equivalent position);
●	evaluating any serious adverse event that is unexpected and deemed to be drug related (specifically death and life-threatening events) that occurs during the conduct of our clinical trials;
●	evaluating any serious adverse event that is unexpected and deemed to be drug related (specifically death and life-threatening events) from one of our commercial products; and
●	reporting to our Board or Audit Committee, as appropriate, regarding the progress of our clinical trials, occurrence of serious adverse events, our regulatory filings and any material compliance or legal updates related thereto.

Risk Oversight

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks and has direct access to our Chief Compliance and Risk Officer, Chief Information Officer, Executive Director, Global Head of Information Security, Senior Vice President, Quality and our Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.

In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, corporate governance and our corporate responsibility program and policies. Our Development Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with clinical trials and potential serious adverse events occurring within such trials or related to our commercial products as well as risk associated with regulatory developments.

Our Chair of the Board meets regularly with management to discuss risks facing the Company and the Company’s risk management strategy. Our Chair of the Board also approves the agenda for each Board meeting in accordance with our Corporate Governance Guidelines, confirming that potential material risks that may affect the Company are brought forth for discussion to the Board. We believe that utilizing an independent Chair of the Board to perform these responsibilities brings an added strategic perspective in support of the Company’s risk oversight.

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance

Committee, with the assistance of our Chief Legal Officer and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.

Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

Ms. Smith, Messrs. Schmertzler and Southwell and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;
●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.

Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

All of the transactions discussed below under the heading "Related Person Transactions" that occurred or were ongoing during 2022 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.

Related Person Transactions

Since January 1, 2022, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.

Familial Relationship

Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Chief Technical Operations Officer, is employed by us as a Senior Manager, Analytical Sciences and Ellen Welch, Ph.D., the wife of Stuart W. Peltz, our former Chief Executive Officer, is employed by us as Chief Scientific Officer. For their services to the Company during fiscal 2022, these employees received compensation of $220,284 to $2,918,695, comprised of base salary and non-equity incentive compensation (paid in fiscal 2023 based on 2022 performance), equity awards in the form of stock options and restricted stock units (based on the grant-date fair value), company 401(k) matching contributions, travel reimbursements and group term life insurance premiums paid by the Company. These amounts reflect the full grant-date fair value of equity compensation awarded in 2022 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Each of these individuals participated in our benefit programs generally available to U.S. employees during 2022. Neither Dr. Peltz or Dr. Almstead participated or participates in the compensation decisions regarding their family members, and we believe that the compensation paid to Ms. Almstead and Dr. Welch is fair and commensurate with what their compensation would be if they had no relationship to an executive officer of the Company.

During 2022, our IT, human resources and finance departments each engaged RSM US LLP, a provider of audit, tax and consulting services, for IT and tax services and audit services with respect to our 401(k) plan for aggregate fees of approximately $449,798. Dr. Peltz’s brother was a principal in a different business unit at RSM for a portion of 2022 prior to his retirement, and we have been advised that he did not receive a direct economic benefit from these service agreements. We believe that the fees paid are fair and have been unaffected by this relationship.

BioElectron Acquisition

As previously disclosed, on October 25, 2019 we completed the acquisition, or the Acquisition, of substantially all of the assets of BioElectron Technology Corporation, or BioElectron, pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019, or the Asset Purchase Agreement.

Upon the closing of the Acquisition, we paid to BioElectron total upfront consideration of $10.0 million, funded with cash on hand, less (i) transaction expenses incurred by BioElectron, (ii) the amount of outstanding indebtedness of BioElectron and (iii) $1.5 million to be held in an escrow account to secure potential indemnification obligations owed to us. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may become entitled to receive contingent milestone payments of up to $200.0 million (in cash or in shares of our common stock, as determined by us) from us based on the achievement of certain regulatory and net sales milestones. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may also become entitled to receive contingent payments of a low single digit percentage of net sales of certain products.

In April 2020, Matthew B. Klein was named our Chief Development Officer, was promoted to Chief Operating Officer in January 2022 and, since March 2023, has served as our Chief Executive Officer. At the time of the Acquisition, Dr. Klein was the Chief Executive Officer and director of BioElectron, and was, and remains as of the date of this proxy statement, a shareholder of BioElectron, owning approximately six percent of its outstanding shares. As a shareholder of BioElectron, Dr. Klein is entitled to receive a portion of any payments made to BioElectron pursuant to the Asset Purchase Agreement. No such payments were made to BioElectron in 2022. Dr. Klein was not a related party at the time of the Acquisition.

Indemnification Agreements

Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 13, 2023, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled "Percentage of shares beneficially owned" is based on a total of 74,026,696 shares of our common stock outstanding as of April 13, 2023.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to (i) options that are currently exercisable or exercisable within 60 days of April 13, 2023 or (ii) restricted stock units that will vest within 60 days of April 13, 2023 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

		Percentage of
	Shares	shares
	beneficially	beneficially
Name of Beneficial Owner	owned	owned
Named executive officers, directors and director nominees
Stuart W. Peltz, Ph.D.(1)	1,074,051	1.5%
Emily Hill (2)	179,972	*
Matthew B. Klein (3)	201,357	*
Eric Pauwels (4)	298,580	*
Neil Almstead, Ph.D.(5)	370,991	*
Allan Jacobson, Ph.D.(6)	143,181	*
Stephanie S. Okey, M.S.(7)	68,867	*
Emma Reeve(8)	71,528	*
Michael Schmertzler(9)	1,720,027	2.3%
Mary Smith(10)	35,596	*
David P. Southwell(11)	93,762	*
Glenn D. Steele, Jr., M.D., Ph.D.(12)	116,333	*
Alethia Young(13)	19,766	*
Jerome B. Zeldis, M.D., Ph.D.(14)	128,333	*
William F. Bell, Jr. (15)	—	*
All executive officers, directors and director nominees as a group (16 persons)(16)	3,918,386	5.3%
5% stockholders
FMR LLC(17)	10,782,306	14.6%
Wellington Management Group LLP(18)	7,430,907	10.0%
The Vanguard Group(19)	7,339,520	9.9%
BlackRock Inc.(20)	6,640,854	9.0%
RTW Investments, LP(21)	5,615,387	7.6%
*	Less than one percent.

(1)	Consists of (a) 878,187 shares of common stock underlying options held by Dr. Peltz that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 58,912 shares of common stock held directly by Dr. Peltz; (c) 119,663 shares of common stock underlying options held by Dr. Peltz’s spouse that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (d) 1,560 restricted stock units held by Dr. Peltz’s spouse that will vest within 60 days of April 13, 2023; and (e) 15,729 shares of common stock held by Dr. Peltz’s spouse. Dr. Peltz disclaims beneficial ownership of the shares held by his spouse.
(2)	Consists of 179,972 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date.
(3)	Consists of (a) 182,251 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 2,500 restricted stock units that will vest within 60 days of April 13, 2023; and (c) 16,606 shares of common stock.
(4)	Consists of (a) 272,441 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 2,500 restricted stock units that will vest within 60 days of April 13, 2023; and (c) 23,639 shares of common stock.
(5)	Consists of (a) 338,861 shares of common stock underlying options held by Dr. Almstead that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 28,499 shares of common stock held directly by Dr. Almstead; (c) 2,060 shares of common stock underlying options held by Dr. Almstead’s spouse that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; and (d) 1,571 shares of common stock held by Dr. Almstead’s spouse. Dr. Almstead disclaims beneficial ownership of the shares held by his spouse.
(6)	Consists of (a) 133,166 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 8,348 shares of common stock.
(7)	Consists of (a) 65,333 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 1,867 shares of common stock.
(8)	Consists of (a) 62,333 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 7,528 shares of common stock.
(9)	Consists of (a) 1,386,594 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner and limited partner; (b) 220,333 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 13, 2023 or will become exercisable within 60 days after such date; (c) 3,334 restricted stock units that will vest within 60 days of April 13, 2023 and (d) 109,766 shares of common stock held directly by Mr. Schmertzler. Mr. Schmertzler disclaims beneficial ownership of the shares held by Section Six Partners, L.P., except to the extent of his pecuniary interest therein.
(10)	Consists of (a) 28,666 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 2,217 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 4,713 shares of common stock.
(11)	Consists of (a) 85,595 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 6,500 shares of common stock.

(12)	Consists of (a) 108,166 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 6,500 shares of common stock.
(13)	Consists of (a) 15,166 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 2,733 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 1,867 shares of common stock.
(14)	Consists of (a) 120,166 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days of such date; (b) 1,667 restricted stock units that will vest within 60 days of April 13, 2023 and (c) 6,500 shares of common stock.
(15)	Mr. Bell has been nominated by our Board, upon the recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting and does not beneficially own any of our common stock as of April 13, 2023.
(16)	Consists of (a) 2,234,685 shares of common stock underlying options that are exercisable as of April 13, 2023 or will become exercisable within 60 days after such date; (b) 23,286 restricted stock units that will vest within 60 days of April 13, 2023; and (c) 1,660,415 shares of common stock. Such amounts include (i) 420,176 shares of common stock underlying options; and (ii) 49,917 shares of common stock held by executive officers not listed in the table above.
(17)	The address for FMR LLC, or FMR, is 245 Summer Street, Boston, MA 02210. As of December 31, 2022, consists of 10,782,306 shares of common stock held by FMR and its affiliates. Sole voting power is held for 10,724,788 shares and sole dispositive power is held for 10,782,306 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by FMR that are contained in a Schedule 13G/A filed with the SEC on February 9, 2023.
(18)	The address for Wellington Management Group LLP, or Wellington, is 280 Congress Street, Boston, MA 02210. As of December 31, 2022, consists of 7,430,907 shares of common stock held by Wellington and its affiliates. Shared voting power is held for 6,699,017 shares and shared dispositive power is held for 7,430,907 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Wellington that are contained in a Schedule 13G/A filed with the SEC on February 6, 2023.
(19)	The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. As of December 31, 2022, consists of 7,339,520 shares of common stock held by Vanguard and its affiliates. Shared voting power is held for 101,208 shares, sole dispositive power is held for 7,169,536 shares and shared dispositive power is held for 169,984 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G/A filed with the SEC on February 9, 2023.
(20)	The address for BlackRock, Inc., or BlackRock, is 55 East 52nd Street, New York, NY 10055. As of December 31, 2022, consists of 6,640,854 shares of common stock held by BlackRock and its affiliates. Sole voting power is held over 6,436,727 shares and sole dispositive power is held over 6,640,854 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on January 24, 2023.
(21)	The address for RTW Investments, LP, or RTW, is 40 10th Avenue, Floor 7, New York, New York 10014. As of December 31, 2022, consists of 5,615,387 shares of common stock held by RTW and its affiliates. Shared voting power is held for 5,615,387 shares and shared dispositive power is held for 5,615,387 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by RTW that are contained in a Schedule 13G/A filed with the SEC on February 14, 2023.

PROPOSAL 1: ELECTION OF DIRECTORS

Information Regarding Directors and Director Nominees

Board Composition

We currently have a classified board of directors consisting of three classes: Class I, Class II, and Class III. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office or at a meeting of stockholders. Our Board is authorized to have eleven directors and currently consists of ten directors, three Class I directors, four Class II directors, and three Class III directors with one vacancy, which the Board intends to fill at the Annual Meeting.

There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.

Director Nominees

At the Annual Meeting, stockholders will be asked to consider the election of William F. Bell, Jr., M.S., Matthew B. Klein, M.D., M.S., F.A.C.S., Stephanie S. Okey and Jerome B. Zeldis, M.D., Ph.D. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Mr. Bell, Dr. Klein, Ms. Okey and Dr. Zeldis for election at the Annual Meeting as Class I directors, each to serve until 2026.

Each of Mr. Bell, Dr. Klein, Ms. Okey and Dr. Zeldis, our director nominees, has indicated his or her willingness to serve on our Board, if elected. If any director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that any of our director nominees will be unable to serve if elected.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2026, each such director nominee to hold office until his or her successor has been duly elected and qualified.

A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board Recommends that You Vote "FOR" the Election of William F. Bell, Jr. Matthew B. Klein, Stephanie S. Okey and Jerome B. Zeldis.

Biographical Information

The following table and biographical descriptions provide information as of April 13, 2023 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class I Director nominees to be elected at the Annual Meeting (terms expiring in 2023)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

William F. Bell, Jr.	67

Mr. Bell has been nominated by our Board, upon recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting. Mr. Bell has more than 30 years of experience at several global consulting firms advising senior executive clients, with a focus on the healthcare industry. He has served as the Managing Director and Head of Healthcare Services Practice for L.E.K. Consulting, a global strategy consulting partnership, since April 2013. From April 2005 to March 2013, Mr. Bell served as Partner and Head of Healthcare and Consumer Practices for the Parthenon Group, a global strategy consulting group. Prior to joining the Parthenon Group in 2005, Mr. Bell served in multiple roles at Mars & Co., a global strategy consulting firm, including most recently as Vice President and Head of U.S. Operations. Mr. Bell earned a B.A. in Economics from Haverford College and an M.B.A. from Harvard Business School. We believe that Mr. Bell is qualified to serve on the Board because of his leadership experience, his knowledge of the healthcare industry and his understanding of how to advise healthcare companies on strategic business issues.

Matthew B. Klein, M.D., M.S., F.A.C.S. Chief Executive Officer and Director Development Committee	51

Dr. Klein has been our Chief Executive Officer since March 2023. Dr. Klein joined the Company in October 2019 as Global Head Gene and Mitochondrial Therapies and became Global Head Clinical Development in March 2020, Chief Development Officer in April 2020 and Chief Operating Officer in January 2022. He serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly owned subsidiary. Prior to joining the Company, Dr. Klein was Chief Executive Officer of BioElectron from 2018 to 2019, and served as a member of the board of directors of BioElectron from 2018 to 2020. Dr. Klein served as the Chief Medical Officer of BioElectron from 2013 to 2019 and was Senior Vice President, Clinical Science at BioElectron from 2012 to 2013. Dr. Klein has also served as a member of the board of directors of ClearPoint Neuro, Inc., a Nasdaq-listed company, since 2020 as our director designee. Dr. Klein has a BA from the University of Pennsylvania, an MD from Yale University School of Medicine and an MS in epidemiology from the University of Washington School of Public Health. We believe that Dr. Klein is qualified to serve on our Board because of his executive leadership experience, proficiency in drug development and clinical studies and extensive knowledge of our Company and industry.

Stephanie S. Okey, M.S. Nominating and Corporate Governance Committee	63

Ms. Okey has served as a member of our Board since 2018. For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genyzme, a Sanofi company, or Genzyme. Ms. Okey’s management experience during her tenure at Genyzme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Ms. Okey has served as a member of the board of directors of Crinetics Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since July 2019. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from 2014 to 2016, as a member of the board of directors of Orphazyme A/S, a Nasdaq-listed biopharmaceutical company, from 2021 to 2022 and as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company that was acquired by Ipsen S.A. in March 2023, from 2018 to March 2023. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University. We believe that Ms. Okey is qualified to serve on the Board because of her executive leadership experience and her extensive experience in the commercialization of orphan disease products.

Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee Development Committee	73

Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis served as the Executive Vice President and Head of Research and Development of NexImmune, Inc., a Nasdaq-listed clinical-stage biotechnology company from January 2021 to March 2023. From August 2016 through March 2020, Dr. Zeldis served as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. From August 2017 through September 2018, Dr. Zeldis served as the Chief Medical Officer of Celularity, Inc., a biotechnology company. Prior to joining Sorrento, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School, Rutgers University. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry (immunochemistry) from Yale University. Dr. Zeldis has served on the board of directors of Soligenix, Inc., a Nasdaq-listed biopharmaceutical company, since 2011 and NexGel, Inc., a Nasdaq-listed company, since 2020; and has previously served on the board of directors of several public companies including; BioSig Technologies, Inc., a Nasdaq-listed diagnostic company, from 2015 to 2017 and from 2019 to 2020; Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company, from 2011 to 2017; MetaStat, Inc., a medical device company traded on the OTCQB, from 2016 to 2019; and Kalytera Therapeutics, Inc., a pharmaceutical company traded on the TSXV, from 2015 to 2017. We believe that Dr. Zeldis is qualified to serve

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

on our Board because of his executive leadership experience, his knowledge of the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class II Directors (terms expiring in 2024)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Emma Reeve Audit Committee (Chair)	62

Ms. Reeve has served as a member of our Board since 2018. Ms. Reeve served as the Senior Vice President and Chief Financial Officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, from October 2017 to July 2021, its Treasurer from December 2017 to July 2021 and its Secretary from December 2017 to September 2018. Ms. Reeve served as the Corporate Controller of Parexel International, a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim Chief Financial Officer and corporate controller of Parexel from July 2016 to May 2017. Previously, Ms. Reeve served as Head of Finance and Administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as Vice President, Global Head Business Planning and Analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the Chief Financial Officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol Myers Squibb Company. Ms. Reeve has served as a Trustee for Tufts Medical Center since February 2021 and has served on the board of directors of Editas Medicine, Inc. and Aadi Bioscience, Inc., both Nasdaq-listed biopharmaceutical companies, since September 2021. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales. We believe that Ms. Reeve is qualified to serve on the Board because of her extensive executive leadership experience, including her experience as chief financial officer and within the finance department for various companies in our industry.

Michael Schmertzler Chair of the Board Compensation Committee (Chair) Nominating and Corporate Governance Committee (Chair) Development Committee	71

Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer in Economics at Yale University and, since 2018, a Visiting Professor at Yale NUS in Singapore. Mr. Schmertzler also serves as a Charter Trustee of the Phillips Academy Andover. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and founding Managing Director of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler recently served as a court-appointed director of Lehman Commercial Paper Incorporated, the largest liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. Mr. Schmertzler also previously served as a member of the board of directors of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which were at the time public biopharmaceutical companies. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee Development Committee	78

Dr. Steele has served as a member of our Board since 2015. Dr. Steele served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, from 2013 to 2018. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, President and Chief Executive Officer of Deaconess Professional Practice Group, Boston, MA, and Chairman of the Department of Surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele has served on the board of directors of several companies including, Wellcare Health Plans Inc., a NYSE-listed managed care company, from 2009 to 2019, CEPHEID, a Nasdaq-listed molecular diagnostics company, from 2011 to 2016 and Weis Markets Inc., a NYSE-listed supermarket chain, from 2009 to 2015. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

Mary Smith Audit Committee Compensation Committee	60

Ms. Smith has served as a member of our Board since 2021. Since February 2018, Ms. Smith has served as Vice Chair at the VENG Group, a non-partisan government relations and public affairs firm, consulting clients on business development, strategy, healthcare and corporate governance. Ms. Smith served as Principal Deputy Director (Chief Executive Officer equivalent) from March 2016 to January 2017 and Deputy Director from October 2015 to March 2016 of Indian Health Service, a division of the U.S. Department of Health and Human Services and system of hospitals providing

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

healthcare to over 2.2 million Native Americans in the United States. From July 2014 to April 2015, Ms. Smith served as Special Counsel & Estate Trust Officer at the Office of Special Deputy Receiver Chicago Illinois, managing and advising on mergers and acquisitions for financially troubled insurance companies. Previously, Ms. Smith served as General Counsel at the Illinois Department of Insurance from June 2012 to July 2014, Counselor at the United States Department of Justice, Civil Division from February 2010 to June 2012 and Partner at Schoeman, Updike, Kaufman & Scharf. Earlier in her career, Ms. Smith served in the White House from 1997 to 2001 as Associate Director of Policy Planning in the Domestic Policy Council and later as Associate Counsel to the U.S. President in the White House Counsel’s Office. Ms. Smith received a B.S. degree in mathematics and computer science from Loyola University Chicago and a J.D. degree from the University of Chicago Law School. Additionally, Ms. Smith, who is Native American and an enrolled member of the Cherokee Nation, started a foundation, the Caroline and Ora Smith Foundation, to train Native American girls in science, technology, engineering and math. We believe that Ms. Smith is qualified to serve on our Board because of her executive leadership experience, personal knowledge of the healthcare industry and corporate governance experience.

Class III Directors (terms expiring in 2025)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Allan Jacobson, Ph.D. Development Committee (Chair)	77

Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. Since 2000, Dr. Jacobson has served as Chairman of our scientific advisory board. Since 1994, Dr. Jacobson has been the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Chan Medical School. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its Chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as Special Limited Partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes, is an elected member of the American Academy of Microbiology and the American Academy of Arts and Sciences and is a co-recipient of the 2023 Gruber Prize in Genetics. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

David P. Southwell Audit Committee Compensation Committee	62

Mr. Southwell has served as a member of our Board since 2005. From October 2018 to March 2023, he served as the Chief Executive Officer, and a member of the board of directors, of TScan Therapeutics, Inc., a Nasdaq-listed biotechnology company. Previously Mr. Southwell served as President and Chief Executive Officer of Inotek Pharmaceuticals, Inc., a formerly publicly listed biotechnology company from 2014 until its merger with Rocket Pharmaceuticals Inc., a Nasdaq-listed biotechnology company, in 2018. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome Sciences, Inc., a formerly publicly listed biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. Mr. Southwell currently serves on the board of directors of Rocket Pharmaceuticals. From 2018 to 2019, Mr. Southwell served on the board of directors of Spero Therapeutics, Inc., a Nasdaq-listed biotechnology company. During 2016, Mr. Southwell served on the board of directors of inVentiv Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under the Investment Company Act of 1940. Mr. Southwell received a

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Alethia Young Audit Committee	44

Ms. Young has served as a member of our Board since 2022. Ms. Young has more than 20 years of experience in healthcare and biotech equity research and investing and has served as the Chief Financial Officer of Graphite Bio, Inc., a Nasdaq-listed biopharmaceutical company since March 2022. From 2018 to March 2022, Ms. Young served as Senior Biotech Analyst and Head of Research at Cantor Fitzgerald, managing the equity research department covering small-cap, mid-cap and large-cap biotechnology companies. Prior to joining Cantor Fitzgerald in 2018, Ms. Young held Senior Biotech Analyst positions at Credit Suisse from August 2015 to August 2018 and Deutsche Bank from July 2011 to July 2015. Earlier in her career, she was a Research Policy Analyst and President at Marwood Group, providing healthcare-focused advisory services to institutional investors. She began her career at J.P. Morgan in the investment banking and asset management divisions. She earned a B.A. in Economics and Spanish from Duke University. She currently serves on the board of directors for BUILD NYC. We believe that Ms. Young is qualified to serve on the Board because of her extensive experience covering the biotechnology industry and her experience as Chief Financial Officer of a biopharmaceutical company.

Former Directors who served in 2022

Dawn Svoronos served as a member of our Board from June 2016 until December 2022. On December 5, 2022, Ms. Svoronos notified us of her resignation from the Board, effective as of December 6, 2022. In connection with her resignation, we entered into a consulting agreement with Ms. Svoronos, effective as of December 6, 2023, or the Svoronos Consulting Agreement, pursuant to which Ms. Svoronos will remain as an advisor to us, with a term continuing through March 31, 2023. Pursuant to the Svoronos Consulting Agreement, Ms. Svoronos will receive an hourly consulting fee of $300.

In addition, Stuart W. Peltz, Ph.D., served as a member of our Board from our inception in 1998 until March 2023. On March 22, 2023, Dr. Peltz provided the Board with notice of his decision to retire as Chief Executive Officer and a member of our Board, effective as of March 22, 2023. In connection with his retirement, we entered in a consulting agreement with Dr. Peltz, or the Peltz Consulting Agreement, pursuant to which Dr. Peltz will serve as a Senior Advisor to us and will serve on our Scientific Advisory Board. Dr. Peltz will provide us with consulting services from March 24, 2023, the date he terminated employment, until April 11, 2025, as more fully described below under “Employment Agreements with Named Executive Officers” on page 55.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2023. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Ernst & Young LLP has served as our auditor since 2010, and has served as our independent registered public accounting firm beginning in connection with our initial public offering in 2013. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2023. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.

Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2022 and 2021:

Nature of Service	2022	2021
Audit Fees(1)	$2,271,554	$2,058,725
Audit Related Fees	$—	$—
Tax Fees(2)	$260,542	$361,890
All Other Fees(3)	$2,000	$197,000
Total:	$2,534,096	$2,617,615
(1)	"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and public offerings of our common stock and services rendered in connection with the audit of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance and tax advice.
(3)	This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2022 are related to licensed accounting research software. The services for fees in 2021 are related to cybersecurity assessment and licensed accounting research software.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2022 and 2021 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2022 with management.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence from us with Ernst & Young LLP.

Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

By the Audit Committee of the
Board of Directors of PTC Therapeutics, Inc.

Emma Reeve, Chair
Mary Smith
David P. Southwell
Alethia Young

EXECUTIVE OFFICERS

The following table and biographical descriptions provide information as of April 13, 2023 relating to each of our executive officers, other than Dr. Klein, who also serves as a director of the Company. Dr. Klein’s biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Neil Almstead, Ph.D. Chief Technical Operations Officer	56

Dr. Almstead has served as our Chief Technical Operations Officer since December 2018. Dr. Almstead has been employed with PTC since 2000. He served as our Executive Vice President, Research, Pharmaceutical Operations and Technology from January 2015 to December 2018, Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President and Chief Legal Officer	62

Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012 and our Corporate Secretary from 2002 to 2017. He also serves as a director of one and as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Emily Hill Chief Financial Officer	43

Ms. Hill has served as our Chief Financial Officer since June 2019. Ms. Hill joined the Company in November 2013 as Executive Director, Investor Relations, became Vice President Investor Relations in January 2018 and Senior Vice President, Head of Investor Relations in January 2019. She also serves as a director of a subsidiary of PTC. Prior to joining the Company, Ms. Hill was Director of Investor Relations at Warner Chilcott from 2011 to 2012. From 2008 to 2010, Ms. Hill was Senior Manager of Investor Relations at Genzyme Corporation. From 2007 to 2008, Ms. Hill was a Biotech Equity Research Associate at Summer Street Partners. Ms. Hill has a BA from Hamilton College, an MS in pharmacology

		from Tufts University School of Biomedical Research and received her MBA from Fordham University.

Eric Pauwels Chief Business Officer	62

Mr. Pauwels has served as our Chief Business Officer since April 2020. Mr. Pauwels has 39 years of healthcare experience in biopharmaceuticals and medical devices. Mr. Pauwels joined the Company in March 2015 as Senior Vice President and General Manager of the Americas. He also serves as a director of one of our subsidiaries. From September 2011 until March 2015, Mr. Pauwels was the Chief Commercial Officer and President of International for NPS Pharmaceuticals, a publicly traded biopharmaceutical company that was acquired by Shire plc. In 2011, Mr. Pauwels was the Chief Marketing Officer of Accuray Inc. From 2005 to 2010 Mr. Pauwels served as the first Chief Commercial Officer for the Shire Rare Disease Business. Mr. Pauwels earned his B.S. from California State Polytechnic University in Pomona, California.

Christine Utter Senior Vice President, Chief Accounting Officer and Head of People Services	45

Ms. Utter has served as our Chief Accounting Officer since June 2019. Ms. Utter joined the Company in 2010 as the Assistant Controller, became Senior Vice President, Finance, in January 2017 and Principal Financial Officer in June 2017 and served in such capacity until June 2019. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey and is a certified public accountant.

Stuart W. Peltz, Ph.D. Former Chief Executive Officer	63

On March 22, 2023, Dr. Peltz notified our Board of his retirement from his position as Chief Executive Officer and as a member of our Board, effective as of March 22, 2023.

Dr. Peltz is a co-founder of PTC Therapeutics, Inc., and served as our Chief Executive Officer and a member of our Board from 1998 until March 2023. Dr. Peltz is a recognized scientific leader in RNA biology in the area of post-transcriptional control processes involving mRNA turnover and translation, with more than 30 years of research and over 100 publications in this area. Prior to co-founding PTC, Dr. Peltz was a Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz serves as a member of the BioNJ Board of Trustees and previously served as its Chairman from 2014 to 2016. Dr. Peltz has received a number of business and scientific awards, including election as a Fellow of the American Academy for the Advancement of Science in 2010, recipient of the Dr. Sol J. Barer Award for Vision Innovation and Leadership in 2014 and recognition as PharmaVoice's 100 Most Inspiring People in 2009. He has served as a member of the board of directors for the Biotechnology Industry Organization (BIO) and on BIO's Emerging Companies Section Governing Board as well as a director of Health Sciences Acquisitions Corporation 2, a Nasdaq-listed company, from

2020 to 2023. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2022, are:

●	Stuart W. Peltz, Ph.D., Chief Executive Officer*;
●	Emily Hill, Chief Financial Officer;
●	Matthew B. Klein, Chief Operating Officer**;
●	Eric Pauwels, Chief Business Officer; and
●	Neil Almstead, Ph.D., Chief Technical Operations Officer;

*On March 22, 2023, Dr. Peltz notified our Board of his retirement from his position as Chief Executive Officer and as a member of our Board, effective as of March 22, 2023.

** Effective January 7, 2022, Dr. Klein was promoted from Chief Development Officer to Chief Operating Officer. Effective March 22, 2023, Dr. Klein was appointed Chief Executive Officer and a member of our Board.

Additionally, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value with a significant portion of our executive officers’ compensation being “at risk”. In 2022, approximately 86% of our named executive officers’ primary compensation elements, which were comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award, were variable based on our annual performance against pre-established goals or on our stock price. Base salaries are reviewed annually by our Compensation Committee to ensure that they are competitive against our peers and appropriate for each executive's responsibilities. Our Compensation Committee has established a cash incentive program that is based on corporate goals set at the beginning of the year with further consideration being given to each named executive officer’s individual performance over the past year. The corporate rating for the 2022 cash incentive program was 115% and the individual performance modifier ranged from 1.05 to 1.10 for our named executive officers. Our Compensation Committee continued to focus the majority of our named executive officers’ compensation in long-term incentives consisting of stock options and restricted stock units. Approximately 70% of our named executive officers’ 2022 annual equity awards were comprised of stock options, based upon the grant date fair value of the awards. This is consistent with our Compensation Committee’s belief that stock options are most effective in aligning our named executive officers’ motivations with our shareholders' long-term interests.

2022 Say on Pay Vote

Pursuant to Section 14A of the Exchange Act, at our 2022 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.

The 2022 non-binding say-on-pay vote was approved by our stockholders with approximately 97.0% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices. We were pleased with the continued strong support from our stockholders and continue to evaluate our executive compensation program on an ongoing basis.

Executive Compensation Objectives and Philosophy

Our compensation policies and programs are intended to:

●	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",
●	attract and retain well-qualified executive management, and
●	align the interests of our executive officers and long-term stockholders.

"At-risk" compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant majority (88.9% and 84.0%, respectively) of our Chief Executive Officer’s and other named executive officers’ (for those who were named executive officers for the full year) primary compensation elements in 2022 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award) were variable based on our annual performance against pre-established goals or our stock price, as shown below:

Primary compensation elements in 2022

(base salary, annual cash incentive at target, and annual equity award)

Annual Incentive
10.1%
Base Salary
11.1%
CEO
2022
Annual Equity
Award
78.8%
Annual Incentive
9.5%
Base Salary
16.0%
NEO*
Average
2022
Annual Equity
Award
74.5%

* Average for all named executive officers who were named executive officers for the full year, other than the Chief Executive Officer.

The annual equity award portion of our Chief Executive Officer’s and other named executive officers’ 2022 primary compensation consisted of stock options and restricted stock units. Our Chief Executive Officer’s 2022 annual equity award consisted of 165,000 stock options and 44,000 restricted stock units, with a grant date fair value of $3,946,800 and $1,676,400, respectively. The stock option value was calculated using the Black-Scholes pricing model, as further described in our Summary Compensation Table below, with an exercise price of $38.10, which was the closing price of our common stock on January 7, 2022, the date the stock options were granted. Our Chief Executive Officer and other named executive officers may only realize value on the stock options they received in connection with their annual equity awards if our stock price increases above the exercise price and such increased value is maintained through the vesting and exercise date. We believe that structuring the primary compensation of our Chief Executive Officer and other named executive officers with a high percentage of variable elements as illustrated above strongly aligns with stockholders’ interests. The vast majority of our Chief Executive Officer’s and other named executive officers’ compensation is a direct byproduct of individual and company performance or of our stock price.

We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management to establish corporate objectives under our annual cash incentive program that highlight the Company’s strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.

Since becoming a public company in June 2013, our executive compensation program has included an annual equity award that generally vests over a period of four years. Annual equity awards traditionally took the form of stock options only but, consistent with our peers, beginning in 2020, have included restricted stock units. Equity awards are made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year can be known. The January 2022 equity grant was therefore influenced by our Company’s performance in 2021. As further described in our Summary Compensation Table below, our Chief Executive Officer’s and named executive officers’ 2022 annual equity awards were composed of approximately 70% options and 30% restricted stock units, based upon the grant date fair value of the awards.

Attract and retain well-qualified executive management.  We believe the Company’s growth and success can only be achieved through the contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with FW Cook, an independent compensation consultant, to understand the competitive landscape and assist in designing and maintaining a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.

For compensation decisions made in January 2022, our Compensation Committee utilized data from the 2021 peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data are a reference point in making compensation decisions, but the Compensation Committee does not utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and leadership potential.

Peer Group Composition

General.  Our Compensation Committee uses peer group benchmark information developed in coordination with FW Cook to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. Our Compensation Committee considers the relevance of its compensation peer group based on factors that include the Company’s stage of development, therapeutics focus, market capitalization, revenue and headcount.

2021 Peer Group. Our Compensation Committee directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2021 peer group, for compensation decisions to be made effective in January 2022, including 2022 base salary adjustments, annual cash incentive targets for 2022, and the annual equity awards granted on January 7, 2022, informed by 2021 performance.

In developing the 2021 peer group, with input from FW Cook, the Compensation Committee selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Intercept Pharmaceuticals, Inc. was removed from the peer group because its market cap was no longer in the intended range. Three new companies, Blueprint Medicines Corp., Global Blood Therapeutics, Inc. and Insmed, Inc., with market caps in a similar range as ours were added, for a total of 18 peer companies. The 18 peer companies in our 2021 peer group had a median market cap of approximately $2.75 billion at the time of the 2021 peer group review. PTC’s market cap at that time was $2.77 billion, which was near the median. PTC’s trailing 12-month revenue was at the median of the 2021 peer group. The 2021 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Agios Pharmaceuticals, Inc.	Amarin Corporation plc
Amicus Therapeutics, Inc.	bluebird bio, Inc.	Blueprint Medicines Corp.*
Exelixis, Inc.	Fibrogen, Inc.	Global Blood Therapeutics, Inc.*
Heron Therapeutics, Inc.	Insmed, Inc.*	Ionis Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.	Pacira BioSciences, Inc.
Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.
*	New peer group member in 2021

2022 Peer Group. Our Compensation Committee directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2022 peer group, for compensation decisions to be made effective in January 2023, including 2023 base salary adjustments, annual cash incentive targets for 2023, and the annual equity awards granted on January 5, 2023 informed by 2022 performance.

In developing the 2022 peer group, with input from FW Cook, the Compensation Committee selected companies within what it considered a relevant market cap range, that have at least one commercial product, have a clinical pipeline, employ an internal sales force and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Amarin Corporation plc, bluebird bio, Inc. and Heron Therapeutics, Inc. were removed from the peer group because each company’s market cap was no longer in the intended range. Two new companies were added, Alkermes plc and Jazz Pharmaceuticals plc, with market caps in a 0.33x to 3x range of PTC’s market cap at the time of the 2022 peer group review, for a total of 17 peer companies. The 17 peer companies in the 2022 peer group had a median market cap of approximately $3.43 billion at the time of the 2022 peer group review. PTC’s market cap at that time was $3.68 billion, which was near the median. PTC’s trailing 12 month revenue was slightly higher than the median of the 2022 peer group. The 2022 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Agios Pharmaceuticals, Inc.	Alkermes plc*
Amicus Therapeutics, Inc.	Blueprint Medicines Corp.	Exelixis, Inc.
Fibrogen, Inc.	Global Blood Therapeutics, Inc.	Insmed, Inc.
Ionis Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc*
Neurocrine Biosciences, Inc.	Pacira BioSciences, Inc.	Sarepta Therapeutics, Inc.
Supernus Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.
*	New peer group member in 2022

Individual and Company Performance

When making annual compensation determinations, the Compensation Committee considers each named executive officer’s individual performance over the past year, his or her contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at the Company.

Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year as well as the Company’s total shareholder return for that fiscal year and over the long-term and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each named executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2022 annual cash incentive program were finalized in January 2023 based on the Compensation Committee’s assessment of individual and Company performance during 2022.

While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation paid to our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which, for 2022 compensation, could range from 1.10, for top performers, to 1.0, for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below the level determined by corporate performance.

Our Compensation Committee generally considers our Chief Executive Officer’s assessment of each named executive officer’s performance, other than himself, around the end of the fiscal year at the same time that it considers the Company’s performance against the corporate goals established by the Compensation Committee and our Chief Executive Officer’s performance for the applicable fiscal year. Our Chief Executive Officer has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable fiscal year.

As a result, our Compensation Committee considers individual and Company performance during the most recent fiscal year as well as expectations for individual and Company performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2022 base salary adjustments and annual option awards were considered in late 2021 and set in January 2022 after considering Company and individual performance during 2021. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute our 2022 strategic goals.

For a discussion of the Compensation Committee’s assessment of individual and corporate performance in 2022, which directly impacted annual cash incentive awards for 2022, see "Annual cash incentive program" on page 44. For information concerning individual and corporate performance in 2021, which directly impacted 2022 base salary and equity awards, see "Base salary" below.

Elements of Executive Compensation

The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2022 were as follows:

Element of compensation	2022 compensation determinations finalized in
Base salary	January 2022
Annual cash incentive award	January 2023
Annual equity award	January 2022

Base salary.  Base salary is designed to attract, motivate and retain qualified employees by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. The responsibilities of the position; background and experience; individual, team, and corporate performance and contribution; market competitive conditions; and other factors described below are taken into account by the Compensation Committee when determining this component of compensation.

2022 base salary determinations. Base salary determinations for 2022 were discussed in December 2021, set in January 2022 and became effective as of March 1, 2022. Our Compensation Committee set 2022 base salaries near the median of our 2021 peer group for the named executive officers overall, subject to relatively modest individual variation based on experience, proficiency, and importance of their role. These base salary adjustments for 2022 reflected 3% to 6% increases over 2021 salaries for our named executive officers, other than Dr. Klein, who received a larger increase in connection with his promotion to Chief Operating Officer in January 2022. These increases were generally similar to the rate of increases observed for comparable roles in the 2021 peer group during the year prior. Our Compensation Committee determined that each of the named executive officers consistently delivered on their position requirements and expectations during 2021.

Tabular presentation of base salary adjustments in 2022.  The table below sets forth our named executive officers salaries, as determined by our Compensation Committee for fiscal year 2022:

	2022	Increase over
	base salary	2021 base salary
Name	($)	(%)
Stuart Peltz	$795,700	3.0%
Emily Hill	$513,000	3.9%
Matthew Klein	$600,000	18.8%
Eric Pauwels	$535,700	6.1%
Neil Almstead	$518,000	3.8%

Annual cash incentive program.  Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to the Company’s operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee. Our Compensation Committee strives to establish goals that challenge our management team and other employees to be “ever better” in accordance with the PTC Expectations and provide them with targets that are only achievable with exceptional effort. Achievement of these goals is viewed as conducive to the creation of stockholder value because the goals are designed to be consistent with our short-term and long-term strategic priorities.

Mechanics of annual cash incentive program.  Each named executive officer has the potential to realize a pre-established target value tied to a percentage of his or her salary, with the risk of earning no bonus and the ability to earn up to two times target. The 2022 target for each named executive officer, other than Dr. Klein, remained the same as the level previously established by the Board, an amount equal to 75% of Dr. Peltz’s base salary and an amount equal to 45% of each of Ms. Hill’s, Mr. Pauwels’ and Dr. Almstead’s respective salaries. With respect to Dr. Klein, the 2022 target increased from 45% of his base salary to 50% of his base salary in connection with his promotion to Chief Operating Officer in January 2022. Pursuant to the terms of each of the named executive officers’ employment agreements, the target bonus level can be raised or lowered in any given year at the discretion of the Board.

In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year as well as the Company’s total shareholder return for that fiscal year and over the long-term and assigns a value to corporate performance based on the Compensation Committee’s assessment of results. The amounts that could be achieved under the corporate performance segment of the annual incentive program are capped at two times target. The program permits the exercise of both negative and positive discretion based on our Compensation Committee’s view of overall corporate performance during the year (subject to the maximum award cap). However, corporate performance ratings for the named executive officers under the annual cash incentive program in the last five years have ranged from a low of 95% to a high of 150%. The corporate rating for the 2022 cash incentive program and Company-wide bonus pool, as determined in December 2022, was 115% for the named executive officers and all other employees of the Company, as further discussed below.

Individual performance is considered in the manner described under "Individual and Company Performance" on page 42, with a maximum quantitative modifier for potential awards based on 2022 performance of up to 1.33.

The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award

Company goals and results under the 2022 annual incentive program.  The Company exceeded its goals in 2022 and was able to demonstrate a sustained and high level of performance throughout the year. The goals and key performance indicators, or KPIs, used to evaluate the goals established by our Compensation Committee for 2022, and our performance under such goals and KPIs, were as follows:

Deliver on financial performance. The purpose of this goal was to manage cash flow to support long-term growth of the Company. The KPIs established to assess achievement of this goal were to have (i) 2022 full-year total revenues between $700 and $750 million, (ii) 2022 full-year net product revenues for the Duchenne muscular dystrophy, or DMD, franchise between $475 and $495 million, (iii) 2022 full-year U.S. Generally Accepted Accounting Principles, or GAAP, research and development, or R&D, expense plus GAAP selling, general and administrative, or SG&A, expense between $915 and $965 million and (iv) non-GAAP R&D expense plus non-GAAP SG&A expense between $800 and $850 million, excluding estimated non-cash, stock based compensation expense of approximately $115 million. This goal was achieved as (i) 2022 total revenue was approximately $699 million, (ii) 2022 DMD franchise revenue was approximately $507 million, which was approximately $12 million more than the top of our KPI range for the DMD franchise, (iii) 2022 GAAP R&D expense plus GAAP SG&A expense were approximately $978 million and (iv) 2022 non-GAAP R&D expense plus GAAP SG&A expense were approximately $867 million, excluding estimated non-cash, stock based compensation expense of approximately $110 million, which were both slightly above the top of our KPI range. When reviewing the revenue KPI’s of this goal, our Compensation Committee took into account the fluctuating exchange rates and looked at what the revenues would have been when calculated at constant exchange rates, or CER. When calculated at CER, our 2022 total revenue was approximately $740 million and our 2022 net product revenue for the DMD franchise was approximately $539 million. Please refer to Exhibit A of this proxy statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures. In addition to the specific KPIs achieved, we furthered the purpose of this goal by entering into a credit agreement, or the Blackstone Credit Agreement, with Blackstone Life Sciences and Blackstone Credit, or together, Blackstone, for fundings of up to $950.0 million consisting of a committed loan facility consisting of a senior secured term loan facility funded on the closing date in the aggregate principal amount of $300.0 million, which further strengthened our balance sheet.

Accelerate commercial success. The purpose of this goal was to commercially advance and expand our Aromatic L-Amino Acid Decarboxylase, or AADC, deficiency program and our Translarna program. For our AADC deficiency program, the KPI was to successfully launch Upstaza, our gene therapy for AADC deficiency. We successfully achieved this goal as we had our first commercial sales of Upstaza and received regulatory approval from the European Medicines Agency in July 2022. Additionally, we continued to interact with the U.S Food and Drug Administration, or FDA, and are now closer to submitting a biologics license application, or BLA, for Upstaza. For our Translarna program, the KPI was to expand our geographical footprint through staffing a cross functional Japanese office with a team capable of supporting a full continuum of drug development and commercialization activities. We viewed this goal as achieved as we successfully established and staffed a Japanese office and additionally expanded our geographical footprint into Poland. In addition to the two stated KPIs, the completed Blackstone Credit Agreement allows the Company to access funds to potentially be utilized for any business development opportunities that may arise.

Advance programs and pipelines. The purpose of this goal was to advance clinical programs in our pipeline, and we grouped three sets of KPIs for this goal. Our first set of KPIs was related to advancing our late stage programs and the specific KPIs included: submitting a new drug application, or NDA, for Translarna based on positive results from Study 041; receiving a positive readout of our Phase 2/3 placebo-controlled trial of vatiquinone in children with mitochondrial disease associated seizures; receiving a positive readout for our Phase 3 trial for sepiapterin for phenylketonuria, or PKU; receiving regulatory approval from the EMA for Upstaza; submitting a BLA to the FDA for Upstaza; and completing enrollment in our Phase 2/3 trial for emvodostat for COVID-19 and determining our future strategy for this program. We achieved success with respect to half of these KPIs, including: receiving regulatory approval from the EMA for Upstaza, which we viewed as a major accomplishment, strategically ending our Phase 2/3 trial for emvodostat for COVID-19, and receiving initial results in our Phase 3 trial for sepiapterin for PKU (which remained open at the end of 2022 as the trial was overenrolled and additional time was required for the entirety of the primary analysis population to complete the study). We were unable to submit an NDA for Translarna or a BLA for Upstaza, but we continued taking steps in 2022 towards achieving these goals. Additionally, while we did not receive a readout of our Phase 2/3 placebo-controlled trial of vatiquinone in children with mitochondrial disease associated seizures, we completed enrollment in this trial and we expect a readout in the second quarter of 2023. Our next KPI was specific to our Huntington’s disease program, with the initiation and completion of enrollment for our Phase 2 study for PTC518. We initiated this study, but did not complete enrollment in 2022. Our last set of KPIs was to initiate our next set of clinical trials including: initiating a Phase 2 trial for PTC857 in ALS; initiating a pivotal trial for PTC596 in LMS; initiating a pivotal trial for PTC596 in DIPG; submitting an investigation new drug application, or IND, for one of our molecules; and treating first patients in both of our gene therapy programs for Friedreich ataxia, or FA, and Angelman syndrome, or AS. We were successful in all of these initiatives other than those related to our gene therapies. We viewed the overall goal as partially achieved, due to the KPIs we did complete, including the major achievement of getting regulatory approval for Upstaza from the EMA.

Progress translational programs. The purpose of this goal was to grow our pipeline through the identification of new chemical entities or new therapies that enter pre-clinical safety toxicology studies. Our first KPI was to declare two to three development candidates. We completed work to allow two programs to be declared development candidates in the first quarter of 2023. Our second KPI was to reach proof-of-concept on 10 program targets, which we overachieved by reaching proof-of-concept on 15 program targets. Our third KPI was to begin safety toxicity studies on two to three of our pre-clinical candidates, which we did. Lastly, our fourth KPI was to be able to obtain proof-of-concept in four to six of our earlier stage programs, which would position such programs to receive greater resources and advance them to late-research stage. This KPI was also achieved. Overall, we considered this goal achieved as all of the KPIs were successfully achieved and one was overachieved.

Continue Technical Operations Excellence. The purpose of this goal was to make sure that our technical operations were ahead of the needs of our programs to enable us to sufficiently manufacture materials for early- and late-stage product development as well as commercial-grade materials and additionally utilize our capabilities to be a manufacturing source for others. The KPIs for the first part of this goal were to ensure continuity of commercial supply for all of our commercial products, provide clinical material on time to support our clinical programs, and provide IND-enabling and drug development material for two to four of our pre-clinical programs. These KPIs were achieved and our Compensation Committee considered the continuity of commercial supply an overachievement as we were able to continue to supply product to patients in Russia despite the obstacles stemming from the ongoing conflict in the surrounding region. The KPIs from the second part of this goal were to sign two external customers for our plasmid and adeno-associated virus manufacturing and to supply material to our first external customer. We overachieved and signed three external customers, but we have not delivered any material yet. Balancing the overall successes of our KPIs for this goal, we considered this goal achieved.

Building the “Enduring PTC Engine” to benefit our patients. The purpose of this goal was to move the organization towards long-term success by continuing to develop the Company’s people, processes, systems and environment. This goal was considered satisfied due to multiple achievements affecting the Company’s day-to-day operations, including: entering into a long-term lease agreement for a new global headquarters in Warren, NJ, building a training program for manager leadership; implementing new processes to drive timely payments, ensuring corporate compliance and allowing for strategic decision-making, implementing new systems to drive efficiencies in the business as we continue to grow our employee base and our capabilities; enhancing our information technology infrastructure and our training and educational initiatives to reduce our exposure to cybersecurity risk; and receiving stockholder approval at our 2022 annual meeting of stockholders for our Amended and Restated 2013 Long-Term Incentive Plan. Additionally, when considering whether this goal had been achieved, our Compensation Committee took into account that we had low voluntary employee turnover in 2022 compared to other companies in our industry.

The recommendations of Dr. Peltz, our Chief Executive Officer in 2022, who, with input from the other named executive officers, assessed the Company’s performance against corporate goals for 2022, were also considered. As part of the assessment, the Compensation Committee also took into consideration how the achievement of our corporate goals expanded the long-term outlook of the Company and the impact on all of its stakeholders. In December 2022, our

Compensation Committee determined that 2022 performance against the overall corporate objectives, goals and metrics, including qualitative assessment of the importance of the achievements to long-term success, warranted a corporate rating of 115% for the named executive officers.

Individual performance in 2022. For individual performance in 2022, our Compensation Committee considered the following key accomplishments and contributions by individual named executive officers during 2022 and Dr. Peltz’s recommendations with respect to performance ratings for all named executive officers, other than himself, and provided each with an individual performance modifier rating:

Name/Rating	Key performance factors in 2022
Stuart Peltz/1.05	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of our business and operations, achieving all corporate goals, via active supervision of direct reports
• Focused the Company on successfully executing its business goals, evidenced by our strong 30% total revenue growth from 2021 to 2022 and 37% revenue growth when calculated at CER
• Continued to lead focus on our culture, which we feel is a strategic advantage for us, in hiring and retaining of our employees, which continues to be critical to our success and continued growth

Emily Hill/1.10	• Key contributions: led growing global finance team with increased complexity in support of all finance-related activities (such as revenue, tax, purchase accounting, debt and cash management)
• Led negotiation for our strategic financing with Blackstone
• Managed corporate expenses in 2022, with expenses and revenues at budget
• Led stockholder outreach efforts leading to stockholder approval at the 2022 annual meeting of stockholders of the Amended and Restated 2013 Long-Term Incentive Plan

Matthew Klein/1.10	• Key contributions: development, clinical, regulatory, investor relations
• Initiated and/or completed enrollment of five Phase 2 and registration-directed clinical trials
• Successful completion of seven early stage and NDA-supporting clinical trials
• Obtained four orphan drug designations

•    Achieved annual renewal of marketing authorization for Translarna in the European Union, or EU, and United Kingdom as well as received additional regulatory approvals and label expansion in our countries

• Received regulatory approval for Upstaza from the EMA and supported commercial launch for Upstaza by managing key EU opinion leaders
• Represented PTC as speaker at several investor conferences

Eric Pauwels/1.10	• Key contributions: business strategy, development and execution of commercial and business development functions
• Delivered 2022 revenue, exceeding initial 2022 DMD franchise guidance
• Accelerated commercial successes for Translarna with continued growth in mature markets by maintaining non-ambulatory patients on treatment and lowering the age of treatment eligibility
• Oversaw commercial launch of Upstaza

Name/Rating	Key performance factors in 2022
Neil Almstead/ 1.10	• Key contributions: supply chain, technical operations, manufacturing

•    Ensured all commercial products had sufficient stock to supply all commercial patients across all geographies with no disruptions despite geopolitical issues and delays stemming from worldwide supply chain shortages

• Identified novel and less expensive production routes to reduce costs for various development candidates in the clinic
• Delivered all required materials in a timely manner to move forward with a number of pre-clinical programs
• Completed first gene therapy manufacturing program for AS and FA

Amounts earned under 2022 annual incentive program.  Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee’s determinations with respect to the Company’s corporate rating and individual performance modifiers under the 2022 annual cash incentive program:

		2022 corporate rating
	Target	and individual
	incentive	performance	2022 amount
Name	(% of salary)	modifier (%)	awarded ($)
Stuart Peltz	75%	120.8%	$720,600
Emily Hill	45%	126.5%	$292,000
Matthew Klein	50%	126.5%	$379,500
Eric Pauwels	45%	126.5%	$304,900
Neil Almstead	45%	126.5%	$294,900

Annual equity award. A significant portion of our executive compensation program in 2022 and in prior years has been in the form of an annual equity award that vests over a four-year period.

The “Stock Award” and "Options Awards" columns of our Summary Compensation Table set forth the full grant date fair value of the restricted stock units and stock option awards, respectively, granted to each named executive officer in January 2022, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2022; in fact, no portion of the applicable equity awards vested until January 2023.

Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The time vesting feature of the annual equity award, for both the stock options and restricted stock units, is also intended to promote employment retention of executives.

In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers the Company’s performance during the year prior to grant, the individual’s key contributions to our execution of our short-term and long-term goals during that year, as well as expectations for the Company’s and the individual’s performance in the new year, including the individual’s potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers information provided by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, our Chief Executive Officer provides his recommendations to our Compensation Committee for each named executive officer other than himself.

Timing, pricing, material terms, of other matters related to equity awards.  All grants to our named executive officers must be approved by our Compensation Committee. Annual equity awards are generally granted at predetermined meetings of the Compensation Committee, which have historically been in January, including in 2020, 2021 and 2022. The annual equity awards consider the prior year’s performance more than the current year’s, because the Compensation Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.

Specifically, the equity awards granted in January 2022, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee’s assessment of 2021 performance and expectations for 2022. We viewed 2021 as a year with significant corporate accomplishments, particularly in light of the COVID-19 pandemic, including achieving approximately $48 million more in Duchenne muscular dystrophy franchise revenue than our initial 2021 guidance and further advancing the clinical programs in our pipeline. Our Compensation Committee’s assessment of 2022 performance and expectations for 2023 were factors in determining the equity awards granted in January 2023, which will be discussed in next year’s Summary Compensation Table.

The exercise price for annual stock option awards is set at the closing price of the Company’s common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have generally vested over a four-year period, with 25% of the shares underlying such options vesting one year after grant and 6.25% of the shares vesting at the end of each successive three month period thereafter. The restricted stock units granted to our named executive officers in 2020, 2021 and 2022 vest over a four-year period, with 25% of the shares vesting one year after grant, and an additional 25% of the shares vesting annually thereafter.

Fiscal 2022 equity award determinations. In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both the Company’s achievements during 2021, as described under "Annual cash incentive program" beginning on page 44 as well as our Chief Executive Officer’s assessment and recommendations for each of the named executive officers. The Compensation Committee also considered the prevalence of restricted stock unit grants within the 2021 peer group and the usefulness of restricted stock units in managing the Company’s burn rate and dilution overhang.

Based on the factors detailed above, our Compensation Committee granted the stock option awards and restricted stock units described under the "Tabular presentation of annual equity awards in 2022" below to our named executive officers, pursuant to our 2013 Long-Term Incentive Plan, on January 7, 2022.

Tabular presentation of annual equity awards in 2022. The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers who were named executive officers in January 2022, calculated in accordance with the provisions of FASB ASC Topic 718.

	Stock Option	Restricted Stock	2022 grant date
Name	award (#)(1)	Unit award (#)	fair value ($)
Stuart Peltz	165,000	44,000	$5,623,200
Emily Hill	58,500	15,600	$1,993,680
Matthew Klein (2)	102,500	41,000	$4,013,900
Eric Pauwels	63,000	16,800	$2,147,040
Neil Almstead	54,000	14,400	$1,840,320
(1)	Each stock option has an exercise price of $38.10, the closing price of our common stock on January 7, 2022, the date of grant.
(2)	Dr. Klein’s equity awards include a one-time grant made in connection with his promotion to Chief Operating Officer in January 2022 of 50,000 stock options and 20,000 restricted stock units. The stock option and restricted stock unit awards granted in connection with Dr. Klein’s promotion each vest over two years, with 50% of each award vesting on the first anniversary of the date of grant, and the remaining 50% of each award vesting on the second anniversary of the date of grant.

Severance Benefits.  Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer’s employment is terminated (other than for "cause") or the Company undergoes a change in control. See "Employment Agreements with Named Executive Officers" on page 55 for additional information with respect to the employment agreements in general and "Potential Payments Upon Termination or Change in Control (2022)" on page 59 for addition information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.

We believe the benefits under these employment agreements are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply in the event of the named executive officer’s termination, which our Board believes helps us protect our value.

Our change in control benefits are "double trigger" benefits. A "double trigger" benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the named executive officer is terminated during a specified period before or after the change in control. We believe this structure would help us secure the continued employment and focus of our named executive officers during change in control negotiations in which they believe they may lose their jobs.

Other Elements of Compensation.  Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and our 401(k) savings and retirement plan, or 401(k) plan. During 2022, we provided a 100% matching contribution for up to the first 6%, subject to applicable federal limits, of each contributing employee’s eligible compensation under our 401(k) plan. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment, for an employee’s first four years of employment, following which the matching contribution vests at 100% upon receipt. We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than the matching contributions under our 401(k) plan, which we make available to all employees. Our named executive officers are also eligible to participate in our ESPP, which is available on the same basis to other employees. Additionally, all of our employees, including our named executive officers, are reimbursed for all business related aircraft travel, including travel to and from their respective residences.

Stock Ownership Guidelines

In December 2016, our Board adopted Executive and Director Stock Ownership Guidelines, or Guidelines. The purpose of the Guidelines is to encourage ownership of the Company’s common stock by our executive officers and directors, promote the alignment of the long-term interests of our executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance. The Guidelines are applicable to our executive officers and our non-employee directors.

Under the Guidelines, executive officers and non-employee directors must acquire ownership of target common stock ownership levels by the end of the five-year compliance period from the later of (i) adoption of the Guidelines or (ii) the date that the individual became subject to the Guidelines. The target common stock ownership levels are specified as shares of our common stock with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award) in the case of executive officers, and a multiple of the three-year average cash Board retainer, in the case of non-employee directors, as follows:

●	Three times (3x) average cash compensation for the Chief Executive Officer;
●	One time (1x) average cash compensation for each other executive officer; and
●	Three times (3x) average cash Board retainer for non-employee directors.

Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to a requirement to hold their after tax profit shares until compliance is achieved. Ownership levels were measured as of December 15, 2022 to determine compliance with the Guidelines. As of December 15, 2022, all named executive officers and non-employee directors were in compliance with the Guidelines or within the grace period for compliance as of December 15, 2022.

Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies

We have an Insider Trading Policy that has been adopted in light of restrictions under applicable securities laws. This policy prohibits trades in our common stock that would violate these laws, and it also imposes other restrictions such as blackout periods and prior notification and/or clearance requirements intended to protect against inadvertent violations of these laws. This policy also prohibits all employees, executive officers and directors from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for loans as well as prohibits engaging in hedging or similar transactions, engaging in any short sales of our common stock or any purchases or sales of puts or calls for speculative purposes. In addition, this policy prohibits any employees of the Company with a title of “Senior Vice President” or above from trading in the Company’s securities unless the transaction is done through a Rule 10b5-1 plan that (a) is entered into at a time when such person is not aware of material nonpublic information, (b) has a term of at least three months and (c) provides that any trade under such Rule 10b5-1 plan does not occur until at least 30 days after the date of the Rule 10b5-1 plan.

Adjustment or Recovery of Awards—Clawback Provisions

Pursuant to the Dodd-Frank Act, the SEC adopted final compensation clawback rules that direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, Nasdaq has submitted its proposed listing standard related to clawback policies to the SEC but the SEC has yet to approve such standard. Once the final listing standards are in place, we intend to adopt a clawback policy that fully complies with SEC and Nasdaq regulations.

Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Tax Considerations

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers. However, section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2022. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, and in the best interests of our company and our stockholders.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation

Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of PTC Therapeutics, Inc.

Michael Schmertzler, Chair
Mary Smith
David P. Southwell
Glenn D. Steele, Jr., M.D., Ph.D.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

						Non-equity
						incentive
				Stock	Option	plan	All other
		Salary	Bonus	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)(1)	($)(2)	($)(3)	($)(3)(4)	($)(5)	($)(6)	($)
Stuart W. Peltz, Ph.D.(7)	2022	791,833	—	1,676,400	3,946,800	720,600	28,107	7,163,740
Chief Executive Officer	2021	768,750	—	1,835,124	7,550,900	835,300	32,249	11,022,323
	2020	742,000	—	1,688,280	7,163,426	835,300	123,786	10,552,792

Emily Hill	2022	509,833	—	594,360	1,399,320	292,000	17,866	2,813,380
Chief Financial Officer	2021	489,500	—	718,092	2,954,700	312,100	12,740	4,487,132
	2020	458,333	—	475,788	2,414,167	312,100	12,063	3,672,451

Matthew B. Klein (8)	2022	598,417	—	1,562,100	2,451,800	379,500	17,482	5,009,299
Chief Operating Officer

Eric Pauwels	2022	530,533	—	640,080	1,506,960	304,900	12,239	2,994,712
Chief Business Officer	2021	502,250	—	678,198	2,790,550	297,700	10,518	4,279,216
	2020	474,381	—	719,956	2,897,338	297,700	7,618	4,396,994

Neil Almstead, Ph.D.	2022	514,833	—	548,640	1,291,680	294,900	20,238	2,670,291
Chief Technical Operations Officer	2021	496,583	—	678,198	2,790,550	294,300	19,938	4,279,569
	2020	481,750	4,563	521,832	2,586,276	294,300	16,800	3,905,521
(1)	Base salary determinations for 2022 were set by our Compensation Committee in January 2022 and became effective as of March 1, 2022.
(2)	The amount in the "Bonus" column in 2020 reflects an amount paid to Dr. Almstead in connection with his 20-year employment anniversary, pursuant to a program available to all of our employees.
(3)	These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Stock awards" and "Option awards" columns reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2022, included in our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for information regarding assumptions underlying the valuation of equity awards.

(4)	For Ms. Hill and Mr. Pauwels, a portion of the amount reported in the "Option awards" column reflects payments received through the vesting of Stock Appreciation Rights, or SARs, in January 2020 in the amounts of $23,257 and $60,250, respectively. The SARs were awarded to all non-executive officer employees in 2016 and vested in equal annual installments over four years.
(5)	Represents cash awards earned by our named executive officers under our annual incentive program.
(6)	The amounts reported in the "All other compensation" column in 2022 reflects, for each named executive officer, PTC’s 401(k) plan matching contribution and group term life insurance premiums paid by the Company. In addition, for Dr. Peltz, the figure includes the value of personal use of chartered aircraft by his family members in connection with Dr. Peltz’s business-related aircraft travel.
(7)	Dr. Peltz also served as a member of our Board in 2022 but did not receive any additional compensation for his service as a director. On March 22, 2023, Dr. Peltz notified our Board of his retirement from his position as Chief Executive Officer and as a member of our Board, effective as of March 22, 2023.
(8)	Because Dr. Klein was not a named executive officer prior to 2022, compensation information is not provided for 2021 and 2020. Dr. Klein’s stock and options awards for 2022 include a one-time grant made in connection with his promotion to Chief Operating Officer in January 2022 of 50,000 stock options and 20,000 restricted stock units. The stock option and restricted stock unit awards granted in connection with Dr. Klein’s promotion each vest over two years, with 50% of each award vesting on the first anniversary of the date of grant, and the remaining 50% of each award vesting on the second anniversary of the date of grant. On March 22, 2023, Dr. Klein was appointed Chief Executive Officer and a member of our Board, effective as of March 22, 2023.

Grants of Plan-Based Awards in 2022

The following table sets forth information concerning each grant of an award made in 2022 to the named executive officers under any Company compensation plan.

						All Other
					All other	Option		Grant Date
		Estimated Future Payouts			Stock	Awards:	Exercise or	Fair Value of
		Under Non-Equity Incentive			Number of	Number of	base price	Stock and
		Plan Awards(1)			Shares of	Securities	of Option	Option
	Grant	Threshold	Target	Maximum	Stock units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	Options (#)(3)	($/Sh)(4)	($)(5)
Stuart Peltz	1/7/2022				—	165,000	$38.10	$3,946,800
	1/7/2022				44,000	—	$38.10	$1,676,400
		—	$596,775	$1,193,550
Emily Hill	1/7/2022				—	58,500	$38.10	$1,399,320
	1/7/2022				15,600	—	$38.10	$594,360
		—	230,850	461,700
Matthew Klein (6)	1/7/2022				—	102,500	$38.10	$2,451,800
	1/7/2022				41,000	—	$38.10	$1,562,100
		—	300,000	600,000
Eric Pauwels	1/7/2022				—	63,000	$38.10	$1,506,960
	1/7/2022				16,800	—	$38.10	$640,080
		—	241,065	482,130
Neil Almstead	1/7/2022				—	54,000	$38.10	$1,291,680
	1/7/2022				14,400	—	$38.10	$548,640
		—	233,100	466,200
(1)	Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant’s 2022 base salary. Dr. Peltz could earn, at target, an amount equal to 75% of his base salary, Dr. Klein could earn, at target, an amount equal to 50% of his base salary and each other named executive officer that is currently employed by the Company can earn, at target, an amount equal to 45% of his or her respective base salary. No definitive threshold value was established by the Compensation Committee in 2022.

The amount reflected under “Maximum” is the largest potential award that was achievable by each named executive officer in 2022, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2018, individual payouts under the annual cash incentive program to named executive officers have ranged from a low of 120% to a high of 200%, in each case based on the combination of the corporate rating and the individual performance modifier as describe above in “Mechanics of annual cash incentive program” on page 44.

The actual amounts earned by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the annual cash incentive program in 2022, please see “Compensation Discussion and Analysis—Annual cash incentive program” on page 44.

(2)	Other than as described below in footnote 6, the restricted stock units granted on January 7, 2022 to each of our named executive officers vest in four equal annual installments, commencing on January 7, 2023.
(3)	Other than as described below in footnote 6, the options granted on January 7, 2022 to each of our named executive officers at the time of such grant vests over four years, with 25% of the shares underlying such options vesting on January 7, 2023 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on April 7, 2023.

(4)	The exercise price is the closing price of PTC common stock, as traded on the Nasdaq Global Select Market on January 7, 2022. For more information on stock options granted to the named executive officers in 2022, please see "Compensation Discussion and Analysis—Annual equity award" on page 48.
(5)	This column represents the full grant date fair value of stock options and restricted stock units granted to each of the named executive officers in 2022, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2022.
(6)	Dr. Klein’s stock and options awards for 2022 include a one-time grant made in connection with his promotion to Chief Operating Officer in January 2022 of 50,000 stock options and 20,000 restricted stock units. The stock option and restricted stock unit awards granted in connection with Dr. Klein’s promotion each vest over two years, with 50% of each award vesting on the first anniversary of the date of grant, and the remaining 50% of each award vesting on the second anniversary of the date of grant.

Employment Agreements with Named Executive Officers

Prior to our initial public offering in June 2013, we negotiated employment agreements with Dr. Peltz and Dr. Almstead. The employment agreements established initial base salaries to be effective following our initial public offering and a minimum annual cash incentive opportunity, calculated as a percentage of each executive’s annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.

These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each named executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our named executive officers in any action or proceeding arising out of his or her service to us, unless he or she initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such named executive officer for certain expenses, including attorneys’ fees, that are incurred by him or her, and to advance him or her such expenses upon request.

In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his or her employment is terminated under specified circumstances. The terms of the agreements were intended to attract and retain our named executive officers by providing them with a measure of financial security as the Company prepared for its initial public offering, which was balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer’s termination.

Emily Hill, our Chief Financial Officer, entered into an employment agreement with us on December 11, 2017, when she was promoted to Vice President, Head of Investor Relations. Ms. Hill’s employment agreement was amended on January 1, 2019, when Ms. Hill was promoted to Senior Vice President, Head of Investor Relations. The terms of Ms. Hill’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Matthew Klein, our Chief Operating Officer for 2022, entered into an employment agreement with us on October 28, 2019, when he joined the Company as Global Head of Gene and Mitochondrial Therapies. Dr. Klein’s employment agreement was amended on April 11, 2020, when Dr. Klein was promoted to Chief Development Officer and on January 7, 2022, when Dr. Klein was promoted to Chief Operating Officer. On April 18, 2023, Dr. Klein entered into an Amended and Restated Employment Agreement (the “Klein Employment Agreement”) with us. The Klein Employment Agreement provides that Dr. Klein will be entitled to receive an annual base salary at the rate of $788,000, effective as of March 22, 2023, the date he was appointed Chief Executive Officer and President of the Company, and will have a target annual bonus opportunity of 75% of his annual base salary, in each case subject to adjustment. The terms of Dr. Klein’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Eric Pauwels, our Chief Business Officer, entered into an employment agreement with us on March 9, 2015, when he joined the Company as Senior Vice President & General Manager - Americas. Mr. Pauwels’ employment agreement was amended on April 16, 2020, when Mr. Pauwels was promoted to Chief Business Officer. The terms of Mr. Pauwels’ employment agreement are materially consistent with the terms of the employment agreements discussed above.

Dr. Peltz’s Transition to Senior Advisor

On March 22, 2023, Dr. Peltz provided the Board with notice of his decision to retire as Chief Executive Officer and a member of our Board, effective as of March 22, 2023. In connection with his retirement, we entered into the Peltz Consulting Agreement to ensure continued access to Dr. Peltz. Dr. Peltz is viewed by our Board and our management team as an important ongoing resource as he was an initial co-founder of the Company and he served as our Chief Executive Officer for approximately 25 years. Pursuant to the Peltz Consulting Agreement Dr. Peltz will continue to provide services to us as a Senior Advisor and as a member of our Scientific Advisory Board. Dr. Peltz will provide us with consulting services for approximately two years, from March 24, 2023, the date he terminated employment, until April 11, 2025 (subject to earlier termination, or the consulting period). In accordance with the Peltz Consulting Agreement, Dr. Peltz will be paid a consulting fee of $600,000 in respect of his consulting services for the first twelve months of the consulting period and $400,000 in respect of his consulting services for the next twelve months of the consulting period (through March 24, 2025). The consulting fees will be paid monthly and in arrears. Dr. Peltz and his eligible dependents are eligible to continue to receive group health insurance benefits for 18 months from the date of the Peltz Consulting Agreement, subject to applicable law and the terms of the applicable policies and subject to a maximum amount of expenses. In addition, pursuant to the Peltz Consulting Agreement, Dr. Peltz will continue to be eligible to receive a prorated 2023 bonus. The amount of such prorated 2023 annual bonus will be equal to 25% of Dr. Peltz’s 2022 annual bonus and will be payable at the time 2023 bonuses are paid to our executive officers. While Dr. Peltz serves on our Scientific Advisory Board, he will be compensated for such services in accordance with our policies. Unvested equity awards previously granted to Dr. Peltz will continue to be eligible to vest based on his continued service during the consulting period in accordance with their existing terms. Dr. Peltz also agreed to a release of claims relating to the end of his service as Chief Executive Officer and remains subject to certain continuing obligations in favor of us.

For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2022)" on page 59.

Outstanding Equity Awards at December 31, 2022

The following table sets forth information regarding outstanding stock options, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2022:

	Option awards					Stock awards
	Number of	Number of				Number of		Market value
	securities	securities				shares of		of shares of
	underlying	underlying		Option		stock that		stock that
	unexercised	unexercised		exercise	Option	have not		have not
	options	options		price	expiration	vested		vested
Name	exercisable(#)	unexercisable(#)		($/share)	date	(#)		($)
Stuart Peltz	300,000	—		$51.00	1/2/2025
	5,219	—		30.86	1/3/2026
	7,875	—		11.23	1/2/2027
	62,500	—		18.01	1/2/2028
	132,500	16,563	(1)	33.02	1/21/2029
	27,500	27,500	(2)	33.02	1/21/2029
	132,343	60,157	(3)	51.16	1/28/2030
	70,437	90,563	(4)	66.49	1/5/2031
	—	165,000	(5)	38.10	1/6/2032
						16,500	(6)	$629,805
						20,700	(7)	$790,119
						44,000	(8)	$1,679,480
Emily Hill	7,000	—		$43.69	9/24/2024
	1,620	—		51.00	1/2/2025
	3,500	—		18.01	1/2/2028
	10,605	1,327	(1)	33.02	1/21/2029
	43,750	6,250	(9)	40.10	5/30/2029
	44,171	20,079	(3)	51.16	1/28/2030
	27,562	35,438	(4)	66.49	1/5/2031
	—	58,500	(5)	38.10	1/6/2032
						909	(10)	$34,697
						4,650	(6)	$177,491
						8,100	(7)	$309,177
						15,600	(8)	$595,452
Matthew Klein	61,314	25,000	(11)	$38.98	10/24/2029
	31,250	18,750	(12)	47.49	4/15/2030
	22,968	29,532	(4)	66.49	1/5/2031
	—	52,500	(5)	38.10	1/6/2032
	—	50,000	(13)	38.10	1/6/2032	5,000	(14)	190,850
						6,750	(7)	257,648
						21,000	(8)	801,570
						20,000	(15)	763,400
Eric Pauwels	70,000	—		$66.15	4/7/2025
	20,411	—		30.86	1/3/2026
	2,488	—		11.32	2/24/2026
	8,423	—		11.23	1/2/2027
	30,594	—		18.01	1/2/2028
	25,265	1,685	(1)	33.02	1/21/2029
	19,393	8,817	(3)	51.16	1/28/2030
	31,250	18,750	(12)	47.49	4/15/2030
	26,031	33,469	(4)	66.49	1/5/2031
	—	63,000	(5)	38.10	1/6/2032

						1,155	(10)	$44,086
						2,395	(6)	$91,417
						5,000	(14)	$190,850
						7,650	(7)	$292,001
						16,800	(8)	$641,256
Neil Almstead	69,550	—		51.00	1/2/2025
	55,000	—		30.86	1/3/2026
	17,500	—		18.01	1/2/2028
	67,968	4,532	(1)	33.02	1/21/2029
	8,750	8,750	(2)	33.02	1/21/2029
	47,781	21,719	(3)	51.16	1/28/2030
	26,031	33,469	(4)	66.49	1/5/2031
	—	54,000	(5)	38.10	1/6/2032
						5,100	(6)	$194,667
						7,650	(7)	$292,001
						14,400	(8)	549,648
(1)	This option vests over four years, with 25% of the shares underlying the option vesting on January 22, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 22, 2020.
(2)	This option vests over four years, with 50% of the shares underlying the option vesting on January 22, 2022 and 50% of the shares vesting on January 22, 2023.
(3)	This option vests over four years, with 25% of the shares underlying the option vesting on January 29, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 29, 2021.
(4)	This option vests over four years, with 25% of the shares underlying the option vesting on January 6, 2022 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 6, 2022.
(5)	This option vests over four years, with 25% of the shares underlying the option vesting on January 7, 2023 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 7, 2023.
(6)	This restricted stock unit vests in four equal annual installments, commencing on January 29, 2021.
(7)	This restricted stock unit vests in four equal annual installments, commencing on January 6, 2022.
(8)	This restricted stock unit vests in four equal annual installments, commencing on January 7, 2023.
(9)	This option vests over four years, with 25% of the shares underlying the option vesting on May 31, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on August 31, 2020.
(10)	This restricted stock unit vests in four equal annual installments, commencing on January 22, 2020.
(11)	This option vests over four years, with 25% of the shares underlying the option vesting on October 25, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on January 25, 2021.
(12)	This option vests over four years, with 25% of the shares underlying the option vesting on April 16, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on July 16, 2021.
(13)	This option vests over two years, with 50% of the shares underlying the option vesting on January 7, 2023 and 50% of the shares vesting on January 7, 2024.
(14)	This restricted stock unit vests in four equal annual installments, commencing on April 16, 2021.

(15)	This restricted stock unit vests in two equal annual installments, commencing on January 7, 2023.

Option Exercises and Stock Vested in 2022

The following table sets forth information concerning stock options that were exercised and restricted stock, restricted stock units and stock appreciation rights that vested during 2022.

All stock option exercises and sales effected by our named executive officers during 2022 were pursuant to Rule 10b-5 plans adopted in accordance with our Insider Trading Policy. For additional information on our Insider Trading Policy, see "Compensation Discussion and Analysis—Insider Trading, Prohibition Against Pledging and Anti-Hedging Policies" above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)(1)	Vesting ($)(2)
Stuart Peltz	—	$—	15,150	$587,510
Emily Hill	—	$—	6,534	$253,826
Matthew Klein	—	$—	4,750	$197,830
Eric Pauwels	—	$—	9,703	$392,578
Neil Almstead	—	$—	5,100	$197,651
(1)	This column represents the vesting of restricted stock awards and restricted stock units granted in 2018, 2019, 2020, and 2021.
(2)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.

Potential Payments upon Termination or Change in Control (2022)

As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer’s employment is terminated or the Company undergoes a change in control.

Pre-Conditions to Severance and Restrictive Covenants

The receipt of severance benefits by a named executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive’s commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.

Pursuant to non-competition provisions in the employment agreements, each named executive officer has agreed that for, in the case of Ms. Hill, 9 months, in the case of Dr. Klein, 24 months, and in the case of each other named executive officer, 18 months following his or her separation from the Company he or she will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products relating to therapies for certain genetic disorders or diseases, including Duchenne muscular dystrophy and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

In addition, non-solicitation provisions in the employment agreements also prohibit each named executive officer for a period of, in the case of Ms. Hill, 9 months, in the case of Dr. Klein, 24 months, and in the case of each other named executive officer, 18 months following separation from the Company from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.

Definitions

A named executive officer’s termination by the Company would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the named executive officer to substantially perform his or her duties or responsibilities; he or she engaged in willful misconduct or gross negligence with detrimental effect to the Company; he or she was convicted of a felony; he or she materially breached a fiduciary duty to the Company; or he or she materially breached the terms of his or her employment agreement.

Unless the named executive officer has consented to any of the following, his or her decision to terminate his or her employment with the Company would generally be considered "for good reason" (following a failure of the Company to cure the condition) if: he or she was required to relocate more than 50 miles (or to New York City); there was a material adverse change in his or her responsibilities or a material reduction in his or her base compensation; the Company materially breached his or her employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his or her employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Peltz as our Chief Executive Officer or re-nominate him as a Board member would have generally qualified as "good reason" for Dr. Peltz to terminate his employment with us.

A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, the Company was not the surviving entity; there was a sale of, or agreement to sell, substantially all of the Company’s assets; any person or group acquires or gains control of more than 50% of the Company’s common stock; or, as a result of or in connection with a contested election of directors, the Company’s current Board members (or their approved nominees) ceased to comprise a majority of the Board.

All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a qualifying termination of employment before vesting is accelerated.

Overview of Payments—Dr. Peltz

If we terminated Dr. Peltz’s employment without cause or if he terminated his employment with us for good reason, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 18 months; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months.

If we terminated Dr. Peltz’s employment without cause or if he terminated his employment with us for good reason, in each case within six months prior to or 18 months following a change in control, we were obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 24 months; accelerate in full the vesting of all of his outstanding equity awards; extend the exercise period of certain of his option awards, subject to specified limitations; pay Dr. Peltz his annual cash incentive award at target for the year in which he was terminated; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 24 months.

In order to transition Dr. Peltz’s responsibilities as our Chief Executive Officer to any successor, his employment agreement provided that we would retain his services as a consultant for up to 24 months, at his per-diem base salary rate immediately before termination of his employment, if under any circumstances we terminated Dr. Peltz’s employment without cause or if Dr. Peltz terminated his employment with us for good reason. In addition, subject to specified limitations, Dr. Peltz was permitted to continue to purchase coverage under our group health insurance plan following the expiration of any benefits continuation provided by us as described above until such time as he was eligible for Medicare.

On March 22, 2023, Dr. Peltz notified our Board of his retirement from his position as Chief Executive Officer and as a member of our Board, effective as of March 22, 2023. In connection with his retirement, we entered into the Peltz Consulting Agreement with Dr. Peltz, pursuant to which Dr. Peltz will serve as a Senior Advisor to us and will provide consulting services to us from March 24, 2023 until April 11, 2025. Pursuant to the Peltz Consulting Agreement, Dr.

Peltz agreed to a release of claims relating to the end of his service as Chief Executive Officer. We do not believe that Dr. Peltz is entitled to receive any of the payments or benefits described above or set forth in the table below pursuant to his employment agreement in connection with his retirement. For more information, see “Employment Agreements with Named Executive Officers” on page 55.

Overview of Payments—Other Named Executive Officers

For our named executive officers, other than Dr. Peltz and as described below with respect to Dr. Klein, if we terminate the named executive officer’s employment without cause or if such executive terminates his or her employment with us for good reason, we are obligated to: pay such named executive officer’s base salary for a period of 12 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive and certain of his or her dependents with group health insurance for a period of up to 12 months.

Other than as described below with respect to Dr. Klein, if we terminate any named executive officer’s employment without cause or if such named executive officer terminates his or her employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay the named executive officer a lump sum amount equal to his or her base salary for 12 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide to such named executive officer and certain of his or her dependents with group health insurance for a period of up to 12 months; accelerate in full the vesting of all outstanding equity awards held by such named executive officer; and, other than with respect to Dr. Klein prior to entering into the Klein Employment Agreement, pay each such named executive officer his or her annual cash incentive award at target for the year in which he or she is terminated.

On April 18, 2023, Dr. Klein entered into the Klein Employment Agreement with us. The Klein Employment Agreement provides that if Dr. Klein’s employment is terminated by us without cause or by Dr. Klein for good reason, subject to Dr. Klein’s execution and nonrevocation of a release of claims and compliance with his restrictive covenants, he will be entitled to receive the following severance benefits: (i) 24 months of base salary continuation, (ii) a pro rata bonus for the year in which termination occurs, based on actual corporate performance, and (iii) group health insurance benefits at the same cost sharing rates (or reimbursement of our portion of COBRA premiums) for 18 months following termination (subject to earlier termination). In addition, outstanding stock options held by Dr. Klein will generally remain outstanding and eligible to vest for six months following termination of employment and fifty percent of the portion of outstanding time-based restricted stock units that would have otherwise vested on the next scheduled vesting date following the date of termination will vest on termination. If such termination of employment occurs in the three-month period immediately prior to a change in control or the twelve-month period immediately following a change in control, in lieu of the foregoing severance benefits, Dr. Klein will receive the following severance benefits: (i) two times his base salary and target annual bonus for the year in which termination occurs, (ii) a pro rata target bonus for the year in which termination occurs, (iii) group health insurance benefits at the same cost sharing rates (or reimbursement of the our portion of COBRA premiums) for 18 months following termination (subject to earlier termination), or, at our option, a lump sum payment equal to the amount of our contributions to Dr. Klein’s then-current group health care premiums for the same 18-month period and (iv) full vesting of all outstanding time-based equity awards, with performance-based equity awards subject to the terms of the agreements evidencing such awards.

Taxation

To the extent that any severance or other compensation payment to any of our named executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then such named executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.

Potential Payments upon Termination or Change in Control Table (2022)

The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2022.

	Termination by PTC	Termination in
	without "Cause" or	connection with a
	by Executive with	"Change in
Name	"Good Reason"	Control"
Stuart Peltz
Cash Severance	$1,193,550	$2,188,175
Continued Health Coverage(1)	$33,263	$44,351
Stock Option Acceleration(2)	$—	$238,474
Restricted Stock Acceleration(3)	$—	$3,099,404
Total	$1,226,813	$5,570,404
Emily Hill
Cash Severance	$513,000	$743,850
Continued Health Coverage(1)	$30,201	$30,201
Stock Option Acceleration(2)	$—	$10,929
Restricted Stock Acceleration(3)	$—	$1,116,816
Total	$543,201	$1,901,796
Matthew Klein
Cash Severance	$600,000	$600,000
Continued Health Coverage(1)	$13,381	$13,381
Stock Option Acceleration(2)	$—	$7,175
Restricted Stock Acceleration(3)	$—	$2,013,468
Total	$613,381	$2,634,024
Eric Pauwels
Cash Severance	$535,700	$776,765
Continued Health Coverage(1)	$31,450	$31,450
Stock Option Acceleration(2)	$—	$13,088
Restricted Stock Acceleration(3)	$—	$1,259,610
Total	$567,150	$2,080,913
Neil Almstead
Cash Severance	$518,000	$751,100
Continued Health Coverage(1)	$24,093	$24,093
Stock Option Acceleration(2)	$—	$72,182
Restricted Stock Acceleration(3)	$—	$1,036,316
Total	$542,093	$1,883,691
(1)	Represents the COBRA premium for continued health care coverage for each named executive officer and their dependents that would be paid by the Company based on rates in effect January 1, 2023.
(2)	Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 30, 2022 ($38.17) and the stock option exercise price by the number of stock options subject to accelerated vesting. All unvested stock option awards are "double-trigger" awards that require both a change in control and a qualifying termination of employment before vesting is accelerated.
(3)	Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 30, 2022 ($38.17) by the number of shares subject to accelerated vesting.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Peltz, our Chief Executive Officer in 2022:

For our fiscal year ended December 31, 2022:

●	The median of the 2022 annual total compensation of all employees (other than our Chief Executive Officer) was $224,401; and
●	The 2022 annual total compensation of our Chief Executive Officer, as reported in the 2022 Summary Compensation Table included elsewhere in this proxy statement, was $7,163,740.

Based on this information the pay ratio of the annual total compensation of Dr. Peltz to the median of the annual total compensation of our employees was approximately 31.9:1.

We believe the above pay ratio is appropriately viewed as a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We previously identified our median employee as of December 31, 2021. Following review of our employee population and employee compensation arrangements, there has been no material change in our employee population or employee compensation arrangements during the 2022 fiscal year that we believe would significantly impact the calculation of our pay ratio and require us to identify a new median employee for 2022. Accordingly, as permitted by the applicable SEC rules, we used the same median employee identified in the 2021 fiscal year for purposes of our 2022 pay ratio disclosure.

To identify the employee who received the median annual compensation of all of our employees, we reviewed the base salary, on an annualized basis, in U.S. dollars, for all of our employees as of December 31, 2021, for the period from January 1, 2021 through December 31, 2021. As of December 31, 2021, we had 1,177 employees worldwide. No cost-of-living adjustment or other adjustments were made and exclusions for non-U.S. employees were not utilized in determining our median employee with the exception of converting base salaries into U.S. dollars with respect to our international employees. Once we identified our "median employee," using the methodology described above, we determined that employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

Pay Versus Performance Disclosure

The following tables and related disclosures provides information required under Item 402(v) of Regulation S-K disclosing (i) a measure of total compensation and a measure reflecting “compensation actually paid,” or CAP, for our principal executive officer, or our PEO, and, as an average, for our other named executive officers, or our Non-PEO NEOs, and (ii) select financial performance measures, in each case, for our three most recently completed fiscal years and the relationship of CAP to those financial performance measures. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 39. The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the PEO or other NEOs; these amounts reflect the Summary Compensation Table totals with certain adjustments as described in the following table and footnotes.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($) (2)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non- PEO NEOs ($)(4)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(8)	Company Selected Measure: Revenue ($)
					Total Stockholder Return ($)(6)	Peer Group Total Stockholder Return ($)(7)
2022	7,163,740	5,403,785	3,371,920	2,655,391	79.47	111.27	(559.0)	698.8
2021	11,022,323	(4,946,916)	4,334,690	(1,002,836)	82.93	124.89	(523.9)	538.6
2020	10,552,792	12,568,762	3,982,716	2,566,938	127.07	125.69	(438.2)	380.8
(1)

The dollar amounts reported in this column are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table. Our PEO for fiscal years 2022, 2021 and 2020 was Stuart Peltz.

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid,” or CAP, for our PEO for the corresponding fiscal year, as calculated in accordance with Item 402(v) of Regulation S-K and as further described below.

(3)

The dollar amounts reported in this column represent the average of the amounts reported for our non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table for the corresponding year. The non-PEO NEOs included for purposes of such calculations are as follows: (i) for fiscal year 2022, Emily Hill, Neil Almstead, Eric Pauwels and Matthew Klein; (ii) for fiscal year 2021, Emily Hill, Neil Almstead, Mark Boulding, and Eric Pauwels; and (iii) for fiscal year 2020, Emily Hill, Neil Almstead, Mark Boulding, Eric Pauwels and Marcio Souza.

(4)	The dollar amounts reported in this column represent the average amount of CAP to the non-PEO NEOs specified in footnote (3) as a group, as further described below.

(5)

The following tables describe the adjustments, each of which is prescribed by SEC rules, to calculate CAP from the amounts reported in the Summary Compensation Table. The amounts reported in the Summary Compensation Table and CAP do not reflect the actual amount of compensation earned by or paid to our executives during the applicable fiscal years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

PEO:

Year	Summary Compensation Table Total ($)	Deduction of Summary Compensation Table Equity Awards ($)	Total Equity Award Adjustments ($)	Compensation Actually Paid ($)
2022	7,163,740	(5,623,200)	3,863,245	5,403,785
2021	11,022,323	(9,386,024)	(6,583,215)	(4,946,916)
2020	10,552,792	(8,851,706)	10,867,676	12,568,762

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value from Last Day of Prior Year to Last Day of Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value from Last Day of Prior Year to Vesting Date for Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	4,484,146	(712,646)	0	91,744	0	0	3,863,245
2021	3,106,101	(6,944,190)	0	(2,745,126)	0	0	(6,583,215)
2020	9,549,717	1,243,831	0	74,127	0	0	10,867,676

Non-PEO NEO’s:

Year	Average Summary Compensation Table Total ($)	Deduction of Average Summary Compensation Table Equity Awards ($)	Total Equity Award Adjustments ($)	Average Compensation Actually Paid ($)
2022	3,371,920	(2,498,735)	1,782,205	2,655,391
2021	4,334,690	(3,519,759)	(1,817,767)	(1,002,836)
2020	3,982,716	(3,314,347)	1,898,569	2,566,938

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value from Last Day of Prior year to Last Day of Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value from Last Day of Prior Year to Vesting Date for Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	2,010,991	(257,222)	0	28,436	0	0	1,782,205
2021	970,539	(1,976,548)	0	(811,758)	0	0	(1,817,767)
2020	2,676,468	258,921	0	31,971	(1,068,790)	0	1,898,569

The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with and did not materially differ from those disclosed at the time of grant.

(6)

Amounts represent the cumulative total stockholder return of our common stock for the period beginning on the market close on December 31, 2019, the last trading day before the earliest fiscal year in the table, through and including December 31, 2022, the end of the last fiscal year in the table for which cumulative total stockholder return is being calculated. Amount assumes that $100 was invested for the period starting December 31, 2019. The amount included in the table is the value of such fixed investment based on the cumulative total stockholder return as of the end of each year, including reinvestment of dividends (if any).

(7)

The peer group used for this purpose is NASDAQ Biotechnology Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. Amount assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively.

(8)	The dollar amounts in this column are the Company’s net loss as reflected in the Company’s audited consolidated financial statements for the applicable year.

Description of Relationship Between PEO and Non-PEO NEO CAP and Company Total Stockholder Return (“TSR”)

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, the Company’s cumulative TSR and the index TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Net Income

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our net income loss during the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Revenue

The following chart sets forth graphically the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our revenue during the three most recently completed fiscal years.

List of Most Important Performance Measures to Determine 2022 CAP

As described in more detail in the “Compensation Discussion and Analysis” section, our executive compensation program is intended to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value with a significant portion of NEOs’ pay being “at risk”. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award. The following table lists the four financial and non-financial performance measures, that, in our assessment, represent the most important performance measures used to link executive compensation actually paid, for the 2022 fiscal year, to our performance overall. Of these measures, we have identified revenue to be the most important financial measure used to link our performance to CAP for our PEO and Non-PEO NEOs for fiscal year 2022.

Most Important Performance Measures
Revenue
Pipeline Development (1)
Total Shareholder Return
Non-GAAP R&D expenses plus Non-GAAP SG&A expenses (2)
(1)	Pipeline Development is a non-financial performance measure that encapsulates the progress of our clinical and pre-clinical pipeline programs. For more information, see "Company goals and results under the 2022 annual incentive program—Advance programs and pipelines." and "Company goals and results under the 2022 annual incentive program—Progress translation programs." on page 45.

(2)	Non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense from the corresponding GAAP measures. The metric listed refers to the sum of Non-GAAP research and development expense and non-GAAP selling, general and administrative expense. For more information, please refer to Exhibit A of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

In May 2013, our Board and stockholders approved the 2013 Long Term Incentive Plan, which became effective upon the closing of our initial public offering. On June 8, 2022, or the Restatement Effective Date, our stockholders approved the Amended and Restated 2013 Long Term Incentive Plan, or the Amended 2013 LTIP. The Amended 2013 LTIP provides for the grant of incentive stock options, nonstatutory stock options, restricted stock units and other stock-based awards. The number of shares of common stock reserved for issuance under the Amended 2013 LTIP is the sum of (A) the number of shares of our common stock (up to 16,724,212 shares) that is equal to the sum of (1) the number of shares issued under the 2013 Long Term Incentive Plan prior to the Restatement Effective Date, (2) the number of shares that remain available for issuance under the 2013 Long Term Incentive Plan immediately prior to the Restatement Effective Date and (3) the number of shares subject to awards granted under the 2013 Long Term Incentive Plan prior to the Restatement Effective Date that are outstanding as of the Restatement Effective Date, plus (B) from and after the Restatement Effective Date, an additional 8,475,000 shares of our common stock.

There are no additional shares of common stock available for issuance under our 1998 Employee, Director and Consultant Stock Option Plan, 2009 Equity and Long Term Incentive Plan or 2013 Stock Incentive Plan.

In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Listing Rules, which, since January 2020, have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended. The 2020 Inducement Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, initially up to an aggregate of 1,000,000 shares of our common stock. In December 2020, our Board approved an additional 1,000,000 shares of common stock that may be issued under the 2020 Inducement Stock Incentive Plan. In April 2022, our Board approved a reduction in the total number of shares of common stock that may be issued under the 2020 Inducement Stock Incentive Plan to 1,300,000 shares. In December 2022, our Board approved an additional 1,700,000 shares of common stock that may be issued under the 2020 Inducement Stock Inventive Plan.

Following stockholder approval at our 2016 annual meeting, we adopted the ESPP, and following stockholder approval at our 2021 annual meeting, the ESPP was amended to increase the number of shares available for issuance thereunder to 2,000,000 shares of our common stock.

The following table sets forth information as of December 31, 2022 with respect to compensation plans under which shares of our common stock are authorized for issuance:

			Number of shares
			remaining available
			for future issuance
	Number of shares		under equity
	to be issued		compensation plans
	upon exercise	Weighted-average	(excluding shares
	of outstanding	exercise price of	reflected in the first
Plan Category	options	outstanding options (1)	column)
Equity compensation plans approved by security holders	8,656,427	$33.15	10,124,724	(2)
Equity compensation plans not approved by security holders	2,845,990	$10.18	n/a	(3)
Total	11,502,417	$43.33	10,124,724
(1)	Restricted stock units granted under our compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.
(2)	Reflects, as of December 31, 2022, the total number of shares of our common stock available for issuance under the Amended 2013 LTIP (9,126,463 shares) and ESPP (998,261 shares).

(3)	Represents option awards or restricted stock units granted to individuals as an inducement material to the individual’s entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable Nasdaq Listing Rules, inducement grants are not subject to security holder approval. Since January 2020, inducement grants have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

The terms of each inducement grant option award are materially consistent with the terms of awards made under our Amended 2013 LTIP. Inducement grant stock options vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire’s employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC’s common stock on the date of the grant. Inducement grant restricted stock units vest over four years, with 25% of the shares underlying the restricted stock unit vesting on each anniversary of the new hire’s employment date. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee’s pre-scheduled new hire start date.

2022 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Peltz, during 2022:

	Fees earned or	Option	Stock	All other
	paid in cash	awards	awards	compensation		Total
Name	($)	($)(1)	($)(1)	($)		($)
Michael Schmertzler	$90,500	$574,080	$243,840	$—		$908,420
Allan Jacobson, Ph.D.	50,000	287,040	121,920	95,000	(2)	553,960
Stephanie S. Okey, M.S.	55,000	287,040	121,920	—		463,960
Emma Reeve	82,500	287,040	121,920	—		491,460
David Southwell	79,500	287,040	121,920	—		488,460
Glenn D. Steele, Jr., M.D., Ph.D.	60,000	287,040	121,920	—		468,960
Dawn Svoronos (3)	55,000	287,040	121,920	—		463,960
Jerome Zeldis, M.D., Ph.D.	55,000	287,040	121,920	—		463,960
Mary Smith	66,000	287,040	121,920	—		474,960
Alethia Young (4)	34,194	278,540	141,116	—		453,850
(1)	These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" and “Stock awards” column reflect the full grant date fair value of stock options and restricted stock units awarded during 2022 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2022, included in our 2022 Form 10-K for the fiscal year ended December 31, 2022 for information regarding assumptions underlying the valuation of equity awards.

At December 31, 2022, the aggregate number of shares of our common stock subject to each non-employee director’s outstanding option awards were as follows: Mr. Schmertzler—212,000; Dr. Jacobson—129,000; Ms. Okey—61,167; Ms. Reeve—58,167; Ms. Smith—27,834; Mr. Southwell—94,000; Dr. Steele—104,000; Ms. Svoronos—92,000; Ms. Young—19,000 and Dr. Zeldis—116,000.

At December 31, 2022, the aggregate number of each non-employee director’s unvested restricted stock units were as follows: Mr. Schmertzler—3,734; Dr. Jacobson—1,867; Ms. Okey—1,867; Ms. Reeve—1,867; Ms. Smith—2,967; Mr. Southwell—1,867; Dr. Steele—1,867; Ms. Svoronos—1,867; Ms. Young—5,067 and Dr. Zeldis—1,867.

(2)	Represents fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board during the fiscal year ended December 31, 2022.
(3)	Ms. Svoronos resigned from our Board effective December 6, 2022.
(4)	Ms. Young was elected to our Board on June 8, 2022 at our 2022 annual meeting of stockholders.

Narrative to 2022 Director Compensation Table

During 2022, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

●	an annual retainer for board service of $50,000;

●	an annual option grant to purchase 12,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 7, 2022;
●	a grant of 3,200 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 8, 2022 and the remaining seven-twelfths (7/12) of the shares vesting on January 7, 2023;
●	for our Chair of the Board, an additional annual option grant to purchase 12,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 7, 2022 and an additional grant of 3,200 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 8, 2022 and the remaining seven-twelfths (7/12) of the shares vesting on January 7, 2023;
●	for members of our Audit Committee, an additional annual retainer of $12,000 ($25,000 for the Chair);
●	for members of our Compensation Committee, an additional annual retainer of $10,000 ($20,000 for the Chair);
●	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $5,000 ($13,000 for the Chair); and
●	for members of any ad hoc committee established by the Board, an additional retainer of $7,500 ($11,250 for the Chair); in 2022, the Board established and fees were paid for one transaction ad hoc committee.

The retainers paid to our non-employee directors described above are paid in arrears and, if applicable, are prorated for the time in which each of our non-employee directors served as a member of our Board or as a member of a committee of our Board in 2022.

In connection with her election to the Board on June 8, 2022, Ms. Young was granted (i) an “initial director option grant” of 12,000 options to purchase shares of our common stock, which vests over three years in 36 approximately equal monthly installments, commencing on July 8, 2022, (ii) an “initial director restricted stock unit grant” of 3,200 restricted stock units that vests over three years, in three approximately equal annual installments, commencing on June 8, 2023, (iii) an "annual director option grant", pro-rated for the remainder of 2022, of 7,000 stock options to purchase shares of our common stock, which vested over seven months in seven approximately equal monthly installments, commencing on July 7, 2022 and (iv) an “annual director restricted stock unit grant”, pro-rated from the remainder of 2022, of 1,867 restricted stock units, which vested on January 7, 2023.

Our Compensation Committee periodically reviews the compensation we pay our non-employee directors, with input from our independent compensation consultant. Our Compensation Committee compares our board compensation to compensation paid to non-employee directors of our peer group companies to ensure that our board compensation is reasonable and competitive. Our Compensation Committee also considers the responsibilities we ask of our Board members and those that hold Board leadership roles, along with the amount of time required to perform those responsibilities. During 2021, our Compensation Committee, with the assistance of FW Cook, performed a review of director compensation. Following this review, in December 2021, the Compensation Committee recommended, and our Board determined, to keep director fees the same for 2022 as in 2021 and to increase the number of stock options and restricted stock units granted. The decision to increase the number of equity awards granted was an attempt to maintain the overall director compensation amount as our stock price at the time of the 2022 annual grant was lower compared to our stock price at the time of the 2021 annual grant. Even with such increase, the total equity grant values for 2022 compared to 2021 were lower. For example, our Chair of the Board’s equity compensation grant value for 2022 is 29% less than such compensation in 2021.

As set forth in the Amended 2013 LTIP, which was approved by our stockholders at our 2022 annual meeting of stockholders, the sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in 2022 did not exceed an amount equal to one tenth of one percent of our weighted average market capitalization for the prior three years (measured on an annual basis) times the number of incumbent non-employee directors, excluding newly-appointed or elected non-employee directors. Ms. Young, as a newly-appointed director, did not receive a combination of cash retainers and equity compensation in connection with her initial election to the Board in June 2022 of greater than two times the average incumbent director compensation.

The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC’s common stock on the date of grant and expire ten years after the date of grant. Vesting of the option and restricted stock unit grants are subject to the director’s continued service to us.

Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 39, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2022 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Consistent with the preference expressed by our stockholders at our 2022 annual meeting of stockholders, our Board has adopted a policy to hold a "say-on-pay" advisory vote on an annual basis. As a result, we expect that the next "say-on-pay" advisory vote will be held at our 2024 annual meeting of stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2022, 88.9% and 84.0%, respectively, of our Chief Executive Officer’s and other named executive officers’ primary compensation elements (base salary, annual cash incentive at target, and annual equity award) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.

Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Director Nominations for Inclusion in Proxy Materials (Proxy Access)

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.

Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2024 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 8, 2024, but not before February 7, 2024, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2023 Annual Meeting.

However, in the event that the date of the 2024 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2023 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to the 2024 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2024 annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of the 2024 annual meeting was made, whichever first occurs.

The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

Other Stockholder Proposals to be Included in the 2024 Proxy Statement

To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2024, we must receive stockholder proposals no later than December 28, 2023, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement is to be released to stockholders in connection with the 2023 Annual Meeting. If the date of the 2024 annual meeting is changed by more than 30 days from the anniversary date of the 2023 Annual Meeting on June 6, 2023, then the deadline is a reasonable time before we begin to print and distribute proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.

Stockholder Proposals to be Brought Before the 2024 Annual Meeting (Not Included in the Proxy Statement)

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder’s intention to bring such business before the meeting in proper form.

We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2024 annual meeting of stockholders but that will not be included in the proxy statement by March 8, 2024, but not before February 7, 2024, which is not less than 90 days nor more than 120 days prior to the first anniversary of the 2023 Annual Meeting. However, in the event that the date of the 2024 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2023 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2024 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder. Stockholders are advised to review our bylaws which also specify requirements as to form and content of a stockholder’s notice, including the information required by Rule 14a-19 under the Exchange Act.

The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Associate Director, Investor Relations, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080 or via e-mail at irpr@ptcbio.com or phone at 908-912-9769.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken during the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to virtually attend the Annual Meeting. You may vote by Internet prior to the Annual Meeting, by telephone, by requesting, prior to May 23, 2023, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting during the Annual Meeting via the Annual Meeting Website. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

The Board of Directors of PTC Therapeutics, Inc.

South Plainfield, New Jersey
April 26, 2023

EXHIBIT A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures:

In this proxy statement, certain non-GAAP financial measures are used. In particular, non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense and revenues at constant exchange rate are presented excluding the impact of changes in foreign currency exchange rates. For financial measures given at constant exchange rate, the current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period. These non-GAAP financial measures are provided as a complement to financial measures reported in GAAP because management uses these non-GAAP financial measures when assessing and identifying operational trends. In management's opinion, these non-GAAP financial measures are useful to investors and other users of the Company’s financial statements by providing greater transparency into the historical and projected operating performance of the Company and the Company's future outlook. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. Quantitative reconciliations of the non-GAAP financial measures to their respective closest equivalent GAAP financial measures are included in the table below.

(In thousands)
Twelve Months Ended December 31, 2022
Research and development reconciliation
GAAP research and development	$651,496
Less: Share-based compensation expense	55,869
Non-GAAP research and development	$595,627

Selling, general and administrative reconciliation
GAAP selling, general and administrative	$325,998
Less: Share-based compensation expense	54,464
Non-GAAP selling, general and administrative	$271,534

December 31, 2022
Twelve Months Ended
Non-GAAP DMD revenue at constant exchange rate reconciliation
GAAP DMD revenue	$506,846
Impact of foreign currency translation - DMD net product revenue	32,300
Non-GAAP DMD revenue at constant exchange rate	$539,146

December 31, 2022
Twelve Months Ended
Non-GAAP total revenue at constant exchange rate reconciliation
GAAP total revenue as reported	$698,801
Total impact of foreign currency translation – total revenue	40,800
Non-GAAP total revenue at constant exchange rate	$739,601

A-1

VOTE BY INTERNET

Before the 2023 Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 P.M. ET on June 5, 2023 for shares held directly and by 11:59 P.M. ET on June 3, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

During the 2023 Annual Meeting - Go to www.virtualshareholdermeeting.com/PTCT2023

You may attend the meeting via the Internet and vote during the meeting. Have the vote control number printed on the Notice (or your proxy card or voting instruction card) available and follow the instructions.

PTC THERAPEUTICS, INC. 100 CORPORATE COURT SOUTH PLAINFIELD, NJ 07080-2449

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 5, 2023 for shares held directly and by 11:59 P.M. ET on June 3, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Four Class I Directors
Nominees:
01) William F. Bell, Jr. 02) Matthew B. Klein, M.D., M.S., F.A.C.S. 03) Stephanie S. Okey, M.S. 04) Jerome B. Zeldis, M.D., Ph.D.

The Board of Directors recommends you vote FOR proposal 2 and 3:		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

3.	Approval on a non-binding, advisory basis, of the Company’s named executive officer compensation as described in the proxy statement.	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

		Yes	No
Please indicate if you plan to virtually attend this meeting		☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. 2023 Annual Meeting of Stockholders June 6, 2023 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Matthew B. Klein and Mark E. Boulding, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc. (the “Company”), that the undersigned may be entitled to vote at the 2023 Annual Meeting of Stockholders of the Company to be held on June 6, 2023 at 9:00 a.m., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PTCT2023 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the 2023 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2 and 3.

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side